Exhibit 10.2

SUBLEASE

Acquia, Inc., a Delaware corporation with a place of business at 53 State Street, Boson, Massachusetts (“Sublessor”), and Everbridge, a Delaware corporation with a place of business at 500 North Brand Blvd., Suite 1000, Glendale, CA 91203 (“Sublessee”), make this Sublease as of February 27, 2015.

Preliminary Statement

Sublessor is the tenant under a Lease dated June 14, 2011 by and between Sublessor and Burlington Centre owner LLC, a Delaware limited liability company, as successor in interest to MEPT Burlington, LLC, a Delaware limited liability company ( “Lessor”), as landlord, (being hereinafter referred to as the “Lease” , a copy of which is attached hereto as Exhibit A), with respect to premises (the “Premises” ) consisting of approximately 35,454 rentable square feet on the fourth floor of the building (the “Building”) commonly known as 25 Corporate Drive, Burlington, Massachusetts, as more particularly described in the Lease.

Sublessor desires to sublet to Sublessee, and Sublessee desires to accept from Sublessor, the entire Premises containing approximately 35,454 rentable square feet, as further shown on Exhibit B (the “Subleased Premises”), on the terms and conditions set forth in this Sublease.

Agreement

In consideration of the mutual covenants of this Sublease and other valuable consideration, the receipt and sufficiency of which Sublessee and Sublessor hereby acknowledge, Sublessor and Sublessee agree as follows:

1. Subleased Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Subleased Premises subject to the terms and conditions of this Sublease. Sublessor shall deliver the Subleased Premises to Sublessee on the Commencement Date (as hereinafter defined) in such “AS IS, WHERE IS” condition as exists on the date delivered to Sublessee, free of all occupants other than Sublessee, vacuumed, dusted, and carpets spot cleaned. Upon delivery of possession of the Subleased Premises to Sublessee in accordance with the terms hereof, Sublessee shall confirm the same and thereafter be deemed to have accepted the Subleased Premises in the condition delivered and to have acknowledged that the same are in good condition and satisfactory to Sublessee in all respects and Sublessor has no obligation to make any improvements to such portion of the Sublease Premises. Sublessee acknowledges that Sublessor has made no representations or warranties concerning the Subleased Premises or the Building or their fitness for Sublessee’s purposes, except as expressly set forth in this Sublease.

2. Term. The term of this Sublease (the “Sublease Term”) shall commence on the earlier of (i) the date on which the Sublessee takes possession of the Subleased Premises to commence operation of its business, and (ii) May 15, 2015, subject in either case to Lessor having consented to the terms of this Sublease as further set forth herein (the “Commencement Date”) and shall terminate on May 30, 2017 or such sooner date upon which the Sublease Term may expire or terminate under this Sublease, the Lease or pursuant to law. Promptly following the final determination of the Commencement Date and upon request of Sublessor, Sublessor and Sublessee shall jointly execute a written declaration specifying the actual Commencement Date.

3. Use. Sublessee shall use and occupy the Subleased Premises only for the use permitted under the Lease (the “Permitted Uses”). Sublessee shall also comply with all laws governing or affecting Sublessee’s use of the Subleased Premises, and Sublessee acknowledges that Sublessor has made no representations or warranties concerning whether the Permitted Uses comply with such laws.

4. Monthly Base Rent. Commencing on the date that is six (6) weeks after the Commencement Date (the “Rent Commencement Date”), Sublessee shall pay to Sublessor rent at an annual rate of $549,537 (“Base Rent”), in equal monthly installments of $45,794.75 in advance on the first day of each calendar month during the Sublease Term. The first monthly installment shall be delivered to Sublessor by Sublessee upon approval of the Sublease by Lessor and prior to possession of the Subleased Premises by Sublessee. If the Sublease Term includes a partial calendar month at its beginning or end, the monthly installment of Base Rent for such partial month shall be prorated at the rate of 1/30 of the monthly installment for each day in such partial month within the Sublease Term and shall be payable in advance on the first day of such partial month occurring within the Sublease Term. The Base Rent shall be paid to Sublessor at its offices located at the address set forth in the opening paragraph of this Sublease, Attention: Controller, or such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand, deduction, offset or abatement. All sums due under this Sublease other than Base Rent shall be deemed “Additional Rent”. Any installment of Base Rent or Additional Rent not paid on the date when due shall bear interest at the lesser of (a) an annual rate of eighteen percent (18%) or (b) the highest rate permitted by law, from the date due until the date paid.

5. Operating Expenses, Taxes and Utilities. Sublessee shall pay (i) 0% of the sums payable under Section 3.4 of the Lease with respect to operating Expenses, (ii) 0% of the sums payable under Section 3.4.7 of the Lease with respect to Property Taxes , (iii) ) 100% of the sums payable under Section 3.5 of the Lease with respect to utilities, and (iv) all other additional rent and other charges payable under the Lease with respect to the Subleased Premises or due to any act or omission of Sublessee, its agents, employees or contractors. Sublessee shall make estimated payments of the amounts due above to Sublessor to the extent Lessor requires the same of Sublessor, as tenant under the Lease. Unless a shorter period exists for payment of the same under the Lease, all amounts for which no time period is specified herein shall be due to Sublessor from Sublessee within ten (10) business days of billing for the same. In addition, Sublessee shall pay the appropriate utility companies for all utilities consumed within the Subleased Premises during the Sublease Term to the extent directly contracted and/or sub-metered. Sublessee’s obligations hereunder shall survive the expiration or earlier termination of this Sublease.

6. Security Deposit. Upon execution of this Sublease, Sublessee shall pay to Sublessor the sum of $91,589.50 (the “Security Deposit”) as security for the full and timely payment and performance of Sublessee’s obligations under this Sublease. If Sublessee fails to pay or perform in a full and timely manner any of its obligations under this Sublease, Sublessor may apply all or any portion of the Security Deposit toward curing any such failure and compensating Sublessor for any loss, damage or expenses arising from such failure. If Sublessor so applies any portion of the Security Deposit, Sublessee shall, within five (5) business day, pay to Sublessor the amount necessary to restore the Security Deposit to its original amount, and failure to do so shall automatically be deemed an Event of Default, without the need for additional notice and/or cure periods. Sublessor may commingle the Security Deposit with Sublessor’s funds and shall not be obligated to pay interest on the Security Deposit to Sublessee. If Sublessor assigns its interest in this Sublease and transfers the Security Deposit (or any balance thereof) to its assignee, Sublessee shall look only to such assignee for the application and return of the Security Deposit.

7. Subordination to Lease. (a) This Sublease is subject and subordinate to the terms and conditions of the Lease and Sublessor does not purport to convey, and Sublessee does not hereby take, any greater rights in the Sublease Premises than those accorded to or taken by Sublessor as tenant under the Lease. Sublessee shall not cause a default under the Lease or permit its employees, agents, contractors or invitees to cause a default under the Lease. If the Lease terminates before the end of the Sublease Term, Sublessor shall not be liable to Sublessee for any damages arising out of such termination.

(b) Except as otherwise specified in this Sublease, all of the terms and conditions of the Lease are incorporated as a part of this Sublease, but all references in the Lease to “Landlord”, “Tenant”, “Premises”, “Lease Term”, “Rent”, “Use’, “Commencement Date”, and “Security Deposit” shall be deemed to refer, respectively, to Sublessor, Sublessee, Subleased Premises, Sublease Term, Base Rent, Commencement Date, and Security Deposit, as defined in this Sublease. Capitalized terms used but not defined in this Sublease shall have the meaning ascribed to such terms in the Lease. In the event of a conflict or ambiguity between the provisions of the Lease and the provisions of this Sublease, the provisions of this Sublease shall govern and control. To the extent incorporated into this Sublease, Sublessee shall perform the obligations of the Sublessor, as tenant under the Lease. Notwithstanding any other provision of this Sublease, Sublessor, as Sublessor under this Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Lessor, as the landlord under the Lease, but (i) Sublessor shall have no obligations under this Sublease to perform the obligations of Lessor, as landlord under the Lease, including, without limitation, any obligation to provide services, perform maintenance or repairs, or maintain insurance, and Sublessee shall seek such performance and obtain such services solely from the Lessor; (ii) Sublessor shall not be bound by any representations or warranties of the Lessor under the Lease; (iii) in any instance where the consent of Lessor is required under the terms of the Lease, the consent of Sublessor and Lessor shall be required; and (iv) Sublessor shall not be liable to Sublessee for any failure or delay in Lessor’s performance of its obligations, as landlord under the Lease, nor shall Sublessee be entitled to terminate this Sublease or abate the Base Rent or Additional Rent due hereunder. Upon request of Sublessee, Sublessor shall, at Sublessee’s expense, use reasonable efforts to cooperate with Sublessee in its efforts to cause Lessor to perform its obligations under the Lease. Notwithstanding the foregoing and except as set forth in the following paragraph, the following provisions of the Lease are incorporated herein with the following the specified modifications: (i) intentionally deleted (ii) Section 4.12 except that all references to “Landlord” shall be deleted and the phrase “Lessor and Sublessor” inserted in replacement thereof [INDEMNITY]; (iii) Section 4.15 except that all references to “Landlord” and Tenant shall be deleted and the terms

“Lessor’ and “Sublessor” inserted in replacement thereof [WAIVER OF CLAIMS]; (iv) Section 4.8 except that all references to “Landlord” shall be deleted and the phrase “Lessor and Sublessor” inserted in replacement thereof [ACCESS]; (v) Sections 4.9-4.10 provided that all references to “Landlord” shall remain references to the Lessor [OBLIGATION TO REPAIR IN EVENT OF CASUALTY AND CONDEMNATION]; (vi) Section 4.24 provided that all references to “Landlord” shall remain references to the Lessor [RIGHT TO SUBORDINATE]; and (vii) Section 5.3 except that all references to “Landlord” shall be deleted and the phrase “Lessor and Sublessor” inserted in replacement thereof [RIGHT TO PERFORM], (viii) Section 4.18 except that all references to Landlord shall be deleted and the phrase “Lessor or Sublessor” [ESTOPPEL AND FINANCIAL STATEMENTS]

(c) Further notwithstanding any contrary provision of this Sublease, the following terms and conditions of the Lease (and references thereto) are not incorporated as provisions of this Sublease: BASE RENT, BROKERS, COMMENCEMENT DATE, TENANT’S CONTRIBUTION, TENANT IMPROVEMENT COSTS, LEASE TERM, PLANS AND SPECIFICATIONS, OPTION TO EXTEND, POTENTIAL EXTENSION SPACE, RIGHT OF FIRST OFFER, LEASE SECURITY DEPOSIT, ALLOWANCES, SIGNS, SUBORDINATION/OBLIGATION TO DELIVER SNDA (Section 4.24.2), NOTICES, HOLDOVER.

(d) Notwithstanding any contrary provision of this Sublease, (i) in any instances where Lessor, as landlord under the Lease, has a certain period of time in which to notify Sublessor, as tenant under the Lease, whether Lessor will or will not take some action, Sublessor, as Sublessor under this Sublease, shall have an additional ten-day period after receiving such notice in which to notify Sublessee, (ii) in any instance where Sublessor, as tenant under the Lease, has a certain period of time in which to notify Lessor, as landlord under the Lease, whether Sublessor will or will not take some action, Sublessee, as Sublessee under this Sublease, must notify Sublessor, as Sublessor under this Sublease, at least five business days before the end of such period, but in no event shall Sublessee have a period of less than five days in which so to notify Sublessor unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease, and (iii) in any instance where a specific grace period is granted to Sublessor, as Sublessee under the Lease, before Sublessor is considered in default under the Lease, Sublessee, as tenant under this Sublease, shall be deemed to have a grace period which is ten days less than Sublessor before Sublessee is considered in default under this Sublease, but in no event shall any grace period be reduced to less than five days unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease.

(e) Sublessor shall, in its capacity as tenant under the Master Lease, perform and fulfill all of its remaining covenants, obligations and agreements under the Lease in accordance with the provisions thereof, but only to the extent such covenants, obligations and agreements have not been assumed by Sublessee pursuant to this Sublease, and shall not do anything which would cause the Lease to be terminated or forfeited. Unless Sublessor first obtains Sublessee’s prior written consent which may be granted or withheld in Sublessee’s sole discretion, Sublessor covenants that it will not agree to voluntarily terminate the Lease nor will it enter into any agreement that will modify or amend the Lease so as to adversely affect Sublessee’s right to use and occupy the Sublease Premises or any other rights of Sublessee under this Sublease, or increase or materially affect the obligations of Sublessee under this Sublease. Further, Sublessor will promptly provide Sublessee with copies of all notices of default that Sublessor delivers to, or receives from, the Lessor under the Lease. Sublessor will indemnify, defend and hold Sublessee harmless from and against any and all liabilities, claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, reasonable attorneys’ fees incurred or suffered by Sublessee by reason of Sublessor’s failure to comply with the provisions of this paragraph.

8. Assignments and Subleases. Notwithstanding any provision of the Lease incorporated herein to the contrary, Sublessee shall not assign, mortgage, transfer (by operation of law or otherwise), or hypothecate this Sublease or sublet, license or permit and other party to use or occupy any portion of the Subleased Premises (individually, a “Transfer”) without the prior written consent of Sublessor and Lessor, which they may grant, withhold or condition in their respective sole discretion. The following transactions shall be deemed assignments of this Sublease requiring such prior written consent: (i) any assignment, mortgage, pledge or other transfer of this Sublease; (ii) any sublease, license or occupancy agreement with respect to any portion of the Subleased Premises; (iii) if Sublessee or any of its successors or assigns is a corporation, any sale, pledge or other transfer of all or a majority of the capital stock of Sublessee or any such successor or assign (unless such stock is publicly traded on a recognized security exchange or over-the-counter market), any merger, consolidation or reorganization of or into Sublessee or any such successor or assign, and any sale of all or substantially all of the assets of Sublessee or such successor or assign; ( iv) if Sublessee or any of its successors or assigns is a partnership, limited liability partnership or limited liability company, any change in its partners or members; and (v) if Sublessee is a trust, any change in the identity of its trustees or any transfer of a beneficial interest in such trust. If Sublessor and Lessor consent to any such Transfer, such Transfer shall comply with the requirements of Section 4.16 of the Lease. Lessor’s refusal to consent to a Transfer shall be deemed a reasonable reason for Sublessor to withhold its consent to a Transfer, without any obligation on the part of Sublessor to dispute Lessor’s refusal. Nothing contained herein shall be deemed to limit or amend the rights of Lessor under Section 4.16 of the Lease. Any attempt by Sublessee to Transfer the Subleased Premises or the Sublease without the prior written consent of both Sublessor and Lessor shall be void. No consent by the Sublessor pursuant to this Section shall be deemed a waiver of the obligation to obtain the Sublessor’s consent on any subsequent occasion; no waiver of the foregoing restrictions or any portion thereof shall constitute a waiver or consent in any other instance; and Sublessee shall remain at all times primarily liable for the performance and payment of all terms, conditions, covenants and agreements contained herein.

9. Insurance. During the Sublease Term, Sublessee shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are set forth in Section 4.13 of the Lease, and such additional insurance as may be required by Sublessor, in Sublessor’s reasonable discretion. All insurance policies shall name Lessor, Sublessor and any other party required by either as additional insureds and shall contain an endorsement that such policies may not be reduced or canceled without 10 days written notice to Lessor and Sublessor following such change. Sublessee shall obtain a waiver of subrogation for the benefit of Sublessor and Lessor to the extent required of “Tenant” for the benefit of “Landlord” under

Section 4.15 of the Lease. Sublessee shall promptly pay all insurance premiums and shall provide Sublessor with policies or certificates evidencing such insurance upon Sublessee’s execution of this Sublease and prior to entering the Subleased Premises.

10. Alterations. Notwithstanding any provisions of the Lease incorporated herein to the contrary, Sublessee shall not make any alterations, improvements or installations in the Subleased Premises without in each instance obtaining the prior written consent of both Lessor and Sublessor, which they may grant, withhold or condition in their respective reasonable discretion. If Sublessor and Lessor consent to any such alterations, improvements or installations, Sublessee shall perform and complete such alterations, improvements and installations at its expenses, in compliance with applicable laws and in compliance with Section 4.4 and other applicable provisions of the Lease. If Sublessee performs any alterations, improvements or installations without obtaining the prior written consent of both Lessor and Sublessor, Sublessor may remove such alterations, improvements or installations, restore the Subleased Premises and repair any damage arising from such a removal or restoration, and Sublessee shall be liable to Sublessor for all costs and expenses incurred by Sublessor in the performance of such removal, repairs or restoration.

11. Indemnification by Sublessee. Sublessee agrees to protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor harmless from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, (other than those arising solely from any negligence or willful misconduct of Sublessor or its agents or employees in or about Subleased Premises), arising or resulting from: (i) the conduct or management of or from any work or thing whatsoever done in or about the Subleased Premises during the Sublease Term or any period which Sublessee may occupy the same; (ii) any condition arising, and any injury to or death of persons, damage to property or other event occurring or resulting from an occurrence in or about the Subleased Premises during the term hereof; (iii) any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease or (iv) from any negligent act, omission or willful misconduct on the part of Sublessee or any or its agents, employees, licensees, invitees or assignees. Sublessee further agrees to protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor harmless from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. The foregoing shall survive the expiration or early termination of this Sublease.

12. Default. In the event of a default by Sublessee in the full and timely performance of its obligations under the Sublease, including, without limitation, its obligation to pay Base Rent or Additional Rent, Sublessor shall have all of the rights and remedies available to “Landlord” under the Lease as though Sublessor were “Landlord” and Sublessee were “Tenant”, including without limitation the rights and remedies set forth in Section 5 of the Lease. The foregoing shall survive the expiration or early termination of this Sublease.

13. Brokers. Sublessor and Sublessee each represent and warrant to the other that it has not dealt with any broker other than Cushman & Wakefield of MA (the “Broker”) in connection with the consummation of this Sublease. Sublessor and Sublessee each shall indemnify and hold harmless the other against any loss, damage, claims or liabilities arising out of the failure of its representation or the breach of its warranty set forth in the previous sentence.

14. Notices. All notices and demands under this Sublease shall be in writing and shall be effective (except for notices to Lessor which shall be given in accordance with Section 6.1 of the Lease) upon the earlier of (i) receipt at the address set forth below by the party being served, or (ii) two days after being sent to address set forth below by United States certified mail, return receipt requested, postage prepaid, or (iii) one day after being sent to address set forth below by a nationally recognized overnight delivery service that provides tracking and proof of receipt. A notice given on behalf of a party hereto by its attorney shall be deemed a notice from such party.

If to Lessor:	As required under the Lease.

If to Sublessor:	At the address set forth in the opening paragraph of this Sublease, Attention: General Counsel

With a copy to:	Jeffrey K. Ganguly
Dain Torpy, P.C.
745 Atlantic Avenue
Boston Massachusetts 02111

If to Sublessee:	At the address set forth in the opening paragraph of this Sublease, Attention: Legal Department

Either party may change its address for notices and demands under this Sublease by notice to the other party.

15. Entire Agreement. This Sublease contains all of the agreements, conditions, warranties and representations relating to the sublease of the Subleased Premises and may be amended or modified only by written instruments executed by both Sublessor and Sublessee.

16. Authority. Sublessor and Sublessee each represent and warrant to the other that the individual(s) executing and delivering this Sublease on its behalf is/are duly authorized to do so and that this Sublease is binding on Sublessee and Sublessor in accordance with its terms. Simultaneously with the execution of this Sublease, Sublessee shall deliver evidence of such authority to Sublessor in a form reasonably satisfactory to Sublessor.

17. Condition Precedent. This Sublease, and the rights and obligations of Sublessor and Sublessee under this Sublease (other than those obligations which arise hereunder prior to the Commencement Date), are subject to the condition that Lessor consent to the subleasing of the Subleased Premises to the extent required under the Lease, and this Sublease shall be effective only upon the receipt by Sublessor of such consent. Sublessee agrees to join such consent if so requested by Lessor in the form requested by Lessor. In the event such consent is not received within thirty (30) days of the date of this Sublease Sublessor shall have the right to rescind its execution of this Sublease, and upon exercise of such right, this Sublease shall be void and the installment of Base Rent and the Security Deposit, as applicable, which are paid on Sublessee’s execution of this Sublease shall be returned to Sublessee.

18. Holdover. Upon the expiration of the Sublease Term or earlier termination of this Sublease, Sublessee covenants to quit and surrender to Sublessor the Subleased Premises, broom clean, in such order and condition as is required under the Lease at the expiration of the Lease term, ordinary wear and tear and damage by fire or other casualty excepted, and at Sublessee’s expense, to remove all property of Sublessee. Any property not so removed shall be deemed to have been abandoned by Sublessee and may be retained or disposed of at Sublessee’s expense by Sublessor, as Sublessor shall desire. If Sublessee or any of its property remains on the Sublease Premises beyond the expiration or earlier termination of this Sublease, such holding over shall not be deemed to create any tenancy at will, but the Sublessee shall be a tenant at sufferance only and shall pay rent at a daily rate equal to one and one-half times the Rent due under the Lease with respect to the entire Premises, even if the Subleased Premises is less than the entire Premises, and other charges due thereunder and shall, in addition, perform and observe all other obligations and conditions to be performed or observed by Sublessee hereunder. In addition, Sublessee shall indemnify and hold harmless Sublessor from and against any and all liability, loss, cost, damage and expenses suffered or incurred by Sublessor arising out of or resulting from any failure on the part of Sublessee to yield up the Subleased Premises when and as required under this Sublease. The foregoing shall survive the expiration or early termination of this Sublease.

19. Not an Offer. The submission of an unsigned copy of this Sublease to Sublessee for Sublessee’s consideration does not constitute an offer to sublease the Subleased Premises. This Sublease shall become binding only upon the execution and delivery of this Sublease by Sublessor and Sublessee, subject to Section 17 above.

20. No Offset; Independent Covenants; Waiver. Base Rent and Additional Rent (collectively, “Rent”) shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein or in the Lease. Sublessee waives all rights (i) to any abatement, suspension, deferment, reduction or deduction of or from Rent, except to the extent otherwise expressly set forth herein, and (ii) to quit, terminate or surrender this Sublease or the Subleased Premises or any part thereof, except as expressly provided herein or the Lease. SUBLESSEE HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF SUBLESSEE HEREUNDER SHALL BE SEPARATE AND INDEPEN DENT COVENANTS AND A GREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF SUBLESSEE HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS SUBLEASE. SUBLESSOR AND SUBLESSEE EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF SUBLESSEE HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTE D COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS SUBLEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH SUBLESSOR AND SUBLESSEE WERE REPRESENTED BY COUNSEL SKILLED IN

NEGOTIATING AND DRAFTING COMMERCIAL SUBLEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH WAIVER AND ACKNOWLEDGEMENTS BY SUBLEASE ARE A MATERIAL INDUCEMENT TO SUBLESSOR ENTERING INTO THIS SUBLEASE.

21. ANTI-TERRORISM REPRESENTATIONS

Sublessee represents and warrants to Sublessor that:

(a) Sublessee is not, and shall not during the Sublease Term become, a person or entity with whom Sublessor is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including, without limitation, persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”); and

(b) Sublessee is not currently conducting any business or engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises; and

(c) Sublessee will not in the future during the Sublease Term engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Subleased Premises.

22. Furniture. Sublessee shall have the right to use all furniture, installed audio/video equipment, kitchen appliances, Datacom and telecom racks, patch panels and wiring located within the Subleased Premises as listed on Exhibit C (the “Furniture”). Sublessor expressly disclaims any warranties with respect to the Furniture and the same is provided to Sublessee in “AS IS, WHERE IS” condition. The Furniture shall become the property of Sublessee and Sublessee shall be obligated to remove the Furniture within the Subleased Premises at the expiration of the Sublease Term in accordance with Section 4.7 of the Lease.

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IN WITNESS WHEREOF, Sublessor and Sublessee execute this Sublease as of the date first written above.

SUBLESSOR		SUBLESSEE

ACQUIA, INC.		EVERBRIDGE

By:	/s/ William Sorenson	By:	/s/ Jaime Ellertson
Name:	William Sorenson	Name:	Jaime Ellertson
Title:	CFO	Title:	CEO

Exhibit A

“Lease”

Execution Copy

GROSS LEASE

(w/Base Amounts)

THIS LEASE (this “Lease”) is made as of June 14, 2011. by and between

“Landlord”	MEPT Burlington, LLC, a Delaware limited liability company and

“Tenant”	Acquia, Inc., a Delaware corporation.

TABLE OF CONTENTS

SECTION 1: DEFINITIONS	1
Access Laws	1
Additional Rent	1
Affiliate	1
Base Amount Allocable to the Premises	1
Base Rent	1
BOMA	1
Brokers	1
Building	1
Business Day	2
Claims	2
Commencement Date	2
ERISA	2
Estimated Operating Costs Allocable to the Premises	2
Events of Default	2
Fair Market Rent	2
GAAP	2
Governmental Agency	2
Governmental Requirements	2
Green Agency Ratings	2
Hazardous Substance(s)	2
Land	2
Landlord	2
Landlord’s Agents	2
Lease Memorandum	2
Lease Security Deposit	2
Lease Term	2
Lender	3
Manager	3
Manager’s Address	3
Monument Sign	3
Operating Costs	3
Operating Costs Allocable to the Premises	3
Park	3
Parking Ratio	3
Permitted Transferee	3
Permitted Use	3
Plans and Specifications	3
Potential Expansion Space	3
Prepaid Rent	3

i

Premises		3
Prime Rate		3
Property Taxes		3
Restrictions		4
Telecommunication Facilities		4
Telecommunication Services		4
Tenant		4
Tenant Alterations		4
Tenant Improvement Allowance		4
Tenant Improvements		4
Tenant’s Agents		4
Tenant’s Pro Rata Share		4
Year		4
SECTION 2: PREMISES AND TERM		4
2.1	Lease of Premises	4
2.2	Lease Term	5
2.3	Plans and Specifications	6
2.4	Commencement Date	7
2.5	Tenant’s Contribution to Tenant Improvement Costs	8
2.6	Lease Memorandum	10
2.7	Use and Conduct of Business	10
2.8	Compliance with Governmental Requirements and Rules and Regulations	11
2.9	Intentionally Omitted	11
2.10	Sustainable Building Operations	11
2.11	Recycling and Waste Management	11
SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE		12
3.1	Payment of Rental	12
3.2	Base Rent	12
3.3	Lease Security Provisions	12
3.4	Additional Rent	14
3.5	Utilities	19
3.6	Holdover	21
3.7	Late Charge	21
3.8	Default Rate	21
SECTION 4: MANAGEMENT AND LEASING PROVISIONS		21
4.1	Maintenance and Repair by Landlord	21
4.2	Maintenance and Repair by Tenant	22
4.3	Common Areas/Security	22
4.4	Tenant Alterations	23
4.5	Tenant’s Work Performance	23
4.6	Surrender of Possession	24
4.7	Removal of Property	24
4.8	Access	25
4.9	Damage or Destruction	25
4.10	Condemnation	26
4.11	Parking	27
4.12	Indemnification	27
4.13	Tenant Insurance	28
4.14	Landlord’s Insurance	28
4.15	Waiver of Subrogation	28
4.16	Assignment and Subletting by Tenant	29
4.17	Assignment by Landlord	31
4.18	Estoppel Certificates and Financial Statements	31
4.19	Modification for Lender	31
4.20	Hazardous Substances	31
4.21	Access Laws	32

ii

4.22	Quiet Enjoyment	33
4.23	Signs	33
4.24	Subordination	34
4.25	Workers Compensation Immunity	35
4.26	Brokers	35
4.27	Limitation on Recourse	35
4.28	Mechanic’s Liens and Tenant’s Personal property Taxes	35
4.29	Intentionally Omitted	35
4.30	No Offset; Independent Covenants; Waiver	35
4.31	Occupancy	36
SECTION 5: DEFAULT AND REMEDIES		36
5.1	Events of Default	36
5.2	Remedies	37
5.3	Right to Perform	38
5.4	Landlord’s Default	38
SECTION 6: MISCELLANEOUS PROVISIONS		38
6.1	Notices	38
6.2	Attorney’s Fees and Expenses	38
6.3	No Accord and Satisfaction	38
6.4	Successors; Joint and Several Liability	39
6.5	Choice of Law	39
6.6	No Waiver of Remedies	39
6.7	Offer to Lease	39
6.8	Force Majeure	39
6.9	Landlord’s Consent	39
6.10	Severability; Captions	39
6.11	Interpretation	40
6.12	Incorporation of Prior Agreement; Amendments	40
6.13	Authority	40
6.14	Time of Essence	40
6.15	Survival of Obligations	40
6.16	Consent to Service	40
6.17	Landlord’s Authorized Agents	40
6.18	Waiver of Jury Trial	40
6.19	Specially Designated National or Blocked Person	40

LISTING OF EXHIBITS

Exhibit A	Intentionally Omitted
Exhibit B	Drawing Showing Location and Configuration of the Premises
Exhibit C	Listing of Plans and Specifications for Tenant Improvements
Exhibit D	Form of Lease Memorandum
Exhibit E	Rules and Regulations
Exhibit F	Letter of Credit Criteria
Exhibit G	Cleaning Specifications
Exhibit H	Exterior Signage

iii

SECTION 1: DEFINITIONS

Access Laws: The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

Additional Rent: Defined in paragraph captioned “Additional Rent”.

Affiliate: An entity directly or indirectly controlling, controlled by, or under common control with Tenant (control being defined as ownership of more than fifty percent (50%) of the beneficial ownership of the entity in question).

Base Amount Allocable to the Premises: Defined in paragraph captioned “Additional Rent”.

Base Rent: The monthly amount of Base Rent and the portion of the Lease Term during which such monthly amount of Base Rent is payable shall be determined from the following table. For convenience and ease of reference, the annual rental rate for the computation of Base Rent and the annual Base Rent are also set forth in tabular form with the annual Base Rent equaling the monthly Base Rent installment multiplied by twelve. In the case of any conflict or inconsistency between the monthly Base Rent installment and the other illustrative figures set forth in tabular form or in any computations utilizing such figures, the monthly Base Rent installment so specified shall be controlling and conclusive.

Applicable Portion of Lease Term	Rate Per/Rentable Sq. Ft./Annum	Annual Base Rent	Monthly Base Rent Installment (Annual+ 12)
Months 01 through 12	$23.00	$815,442.00	$67,953.50
Months 13 through 24	$24.00	$850,896.00	$70,908.00
Months 25 through 36	$24.50	$868,623.00	$72.385.25
Months 37 through 48	$25.00	$886,350.00	$73,862.50
Months 49 through 69	$25.50	$904,077.00	$75,339.75

The above rent schedule begins on the first day of the first full month of the Lease Term beginning on or after the Commencement Date. If the Commencement Date is a date other than the first day of a calendar month, Base Rent for the partial month in which the Commencement Date occurs shall be at the same rate as months 1 through 12, but shall be prorated as provided in Paragraph 3.2 hereof.

Notwithstanding the foregoing, Landlord shall abate (a) all Base Rent applicable to the Premises for the period beginning on the Commencement Date and ending on the date which is the one (1) month anniversary of the Commencement Date (the “First Month”), and (b) fifty percent (50%) of the Base Rent applicable to the Premises for the eight (8) month period immediately following the First Month (such eight (8) month period together with the First Month is referred to herein as the “Abatement Period”), provided, however, if the Lease is terminated prior to the expiration of the lease Term as a result of an Event of Default by Tenant, in addition to all other damages to which landlord may be entitled under the Lease and applicable law, Tenant immediately and without notice shall pay landlord the full unamortized amount of all Base Rent which had been abated as aforesaid (collectively, the “Abated Rent”) (with the Abated Rent amortized on a straight line basis over a sixty-three (63) month period beginning on the first day of the seventh (7th) full calendar month of the lease Term). Although landlord shall abate a portion of the Base Rent payable for the Abatement Period as provided above, Tenant acknowledges and agrees that Tenant shall be liable for all Additional Rent payable during such period, including without limitation, tenant electric charges.

BOMA: The Standard Method for Measuring Floor Area in Office Buildings (ANSIIBOMA 265.1-1996) as published by the Building Owners and Managers Association.

Brokers: Tenant was represented in this transaction by CB Richard Ellis- N.E. Partners, LP, a licensed real estate broker. Landlord also was represented in this transaction by CB Richard Ellis - N.E. Partners, LP, a licensed real estate broker.

Building: The building located on the Land at 25 Corporate Drive, Burlington, Massachusetts, commonly known as 500 Burlington Centre and containing approximately 124, 854 rentable square feet as measured in accordance with BOMA.

Business Day: Calendar days, except for Saturdays and Sundays and holidays when banks are generally closed in Boston, Massachusetts.

Claims: An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the proceeding whether at Trial or on appeal).

Commencement Date: The earlier to occur of: (a) September 1, 2011; or (b) the date on which Tenant first uses all or any part of the Premises for the conduct of its business.

ERISA: The Employee Retirement Income Security Act of 1974, as now or hereafter amended, and the regulations promulgated under it.

Estimated Operating Costs Allocable to the Premises: Defined in paragraph captioned “Additional Rent”.

Events of Default: One or more of those events or states of facts defined in the paragraph captioned “Events of Default”.

Fair Market Rent: The prevailing base rent and additional rent (including provisions for escalations, subsequent increases, market concessions and incentives such as tenant improvements and free rent periods, and other adjustments) for new leases or lease renewals (as applicable) of a comparable term then currently being negotiated or executed for comparable space located in the office park in which the Building is located, or if no new leases or lease renewals (as applicable) are then being negotiated or executed in such office park, new leases or lease renewals (as applicable) then being negotiated or executed for comparable space located elsewhere in similar first class office properties or equivalent buildings located in the Burlington, Massachusetts area (the “Comparable Properties”), in either case considering the relative age, condition and location of the Building and the Comparable Properties, the relative condition of the Building’s and Comparable Properties’ systems, the relative condition of the Premises and such comparable space.

GAAP: Generally Accepted Accounting Principles.

Governmental Agency: The United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land.

Governmental Requirements: Any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental agency as now or later amended.

Green Agency Ratings: Any one or more of the following ratings, as same may be in effect or amended or supplemented from time to time: The U.S. EPA’s EnerStar® rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems.

Hazardous Substance(s): Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental agency.

Land: The land upon which the Building is located in Burlington, Middlesex County, Commonwealth of Massachusetts.

Landlord: The limited liability company named on the first page of this Lease, or its successors and assigns as provided in paragraph captioned “Assignment by Landlord”.

Landlord’s Agents: The managers, officers and employees of Landlord and the consultants and advisors to the Landlord and employees of the foregoing.

Lease Memorandum: Defined in paragraph entitled “Lease Memorandum”.

Lease Security Deposit: The letter of credit delivered by Tenant to Landlord as described in the paragraph entitled “Security Provisions.”

Lease Term: Commencing on the Commencement Date and ending on the last day of that calendar month which is sixty-nine (69) months after the Commencement Date provided that, if the

Commencement Date is the first day of a calendar month, the Lease Term shall end on the last day of the sixty-ninth (69th) calendar month of the Lease Term including the calendar month in which the Commencement Date occurs.

Lender: Defined in paragraph entitled “Landlord’s Default”.

Manager: CB Richard Ellis – N.E. Partners, LP, or its replacement as specified by written notice from Landlord to Tenant.

Manager’s Address: 25 Corporate Drive, Burlington, Massachusetts 01803, which address may be changed by written notice from Landlord to Tenant.

Monument Sign: The existing monument sign at the entrance to the Park, as the same may be modified, expanded or replaced by Landlord from time to time in Landlord’s discretion.

Operating Costs: Defined in paragraph captioned “Additional Rent”.

Operating Costs Allocable to the Premises: Defined in paragraph captioned “Additional Rent”.

Park: The office park in which the Building is located, known as Burlington Centre Office Park.

Parking Ratio: 3.1 stalls per 1,000 rentable square feet of the Premises.

Permitted Transferee: A party to which Tenant has either assigned its interest in this Lease or sublet all or any portion of the Premises subject to and in accordance with the terms and provisions of subparagraph 4.16.8 or subparagraph 4.16.9.

Permitted Use: General business office uses (including administrative and executive office uses, including computer and data rooms ancillary thereto), so long as such use is consistent with Governmental Requirements and with comparable buildings of the same or similar use as the Building located in the metropolitan area in which the Building is located.

Plans and Specifications: (a) Those certain plans and specifications for the Tenant Improvements, if any, as listed in Exhibit C and any modifications to them approved in writing by Landlord and Tenant; or (b) if Exhibit C does not include a listing of such plans and specifications, then such plans and specifications shall be prepared by Tenant (the “Preparing Party”) and delivered to Landlord (the “Receiving Party”) and approved by Landlord and Tenant as set forth in the paragraph entitled “Plans and Specifications”.

Potential Expansion Space: Any rentable area located on the third floor of the Building.

Prepaid Rent: Sixty-Seven Thousand Nine Hundred Fifty-Three and 50/100 Dollars ($67, 953.50), to be applied toward Base Rent for the second and third full calendar months of the Lease Term.

Premises: The portion of the Building designated as Suite 400 and depicted on the plan attached as Exhibit B and agreed by Landlord and Tenant for all purposes under this Lease to consist of approximately thirty-five thousand four hundred fifty-four (35, 454) rentable square feet as measured in accordance with BOMA. The number of rentable square feet recited above shall be final, conclusive and controlling.

Prime Rate: Defined in paragraph captioned “Default Rate”.

Property Taxes: (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements or any personal property owned by Landlord associated with such Land, Building or improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property; (e) any gross receipts or other excise tax allocable to, measured by or a function of any one or more of the matters referred to in clause (d); (f) any impositions by any Governmental agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property or charge with respect to any document to which Landlord is a party creating or transferring an interest or an estate in any or all of such Land, Building, related improvements or personal property; (g) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or personal property, and (h) tax consultant fees and expenses and costs of appeals of any Property Taxes. Property Taxes shall also include a share of all of the foregoing applicable to all common area driveways, sidewalks, service areas, open spaces and other portions of the Park not located on the Land and which tenants of the Building are permitted to use and/or which benefit the Land or the Building, which Property Taxes shall be allocated to all buildings in the Park benefited by such areas and/or whose tenants have the right to use such areas on an equitable basis as reasonably determined by Landlord. Property Taxes shall not include taxes on Landlord’s net income or any capital levy, transfer, capital stock, franchise, gift, estate or inheritance tax or interest or penalties incurred by Landlord as a result of Landlord’s late payment of Property Taxes unless such late payment was caused, in whole or in part, by Tenant’s failure to timely pay any amounts due under this Lease.

Restrictions: Any covenants, conditions and restrictions applicable to the Land.

Telecommunication Facilities: Equipment, facilities, apparatus and other materials utilized for the purpose of electronic telecommunication, including cable, switches, wires, conduit and sleeves.

Telecommunication Services: Services associated with electronic telecommunications, whether in a wired or wireless mode. Basic voice telephone services are included within this definition.

Tenant: The person or entity(ies) named on the first page of this Lease.

Tenant Alterations: Defined in paragraph captioned “Tenant Alterations”.

Tenant Improvement Allowance: The maximum amount, if any, to be contributed by Landlord to reimburse Tenant for Tenant Improvement Costs and the Construction Monitoring Fee (each as defined in paragraph 2.5.1 hereof), which maximum shall not exceed One Million Sixty-Three Thousand Six Hundred Twenty and 00/100 Dollars ($1,063, 620.00) (calculated based upon Thirty and 00/100 Dollars ($30.00) per rentable square foot of the Premises).

Tenant Improvements: Those alterations or improvements to the Premises as appear and are depicted in the Plans and Specifications.

Tenant’s Agents: Any and all officers, partners, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant.

Tenant’s Pro Rata Share: A fraction, the numerator of which is the rentable square feet of the Building (as set forth in the definition of “Building”), and the denominator of which is the rentable square feet of the Premises (as set forth in the definition of “Premises”). As of the date hereof, Tenant’s Pro Rata Share is 35, 454/124, 854 = twenty-eight and forty one-hundredths percent (28.40%), which shall be final, conclusive and controlling during the Lease Term for all purposes, except as may be adjusted in connection with any expansion or reduction in the Premises.

Year: A calendar year commencing January 1 and ending December 31 or that portion of the calendar year within the Lease Term.

SECTION 2: PREMISES AND TERM

2.1 Lease of Premises.

2.1.1 Initial Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease. In addition to the Premises, Tenant shall have the nonexclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, to use (a) the common lobbies, corridors, stairways, elevators and loading platforms of the Building, and if the Premises include less than an entire floor. the common toilets, corridors and elevator lobby for such floor, and (b) the common walkways and driveways of the Park for access, ingress, egress, parking and vehicular circulation to the Building, and any common area facilities of the Park from time to time made available by Landlord for the use of tenants of the Park. Tenant’s use of all such common areas shall be subject to such reasonable restrictions and regulations as Landlord may from time to time impose and the rights of Landlord set forth herein.

2.1.2 Right of First Offer.

(a) While this Lease is in full force and effect, provided that no Event of Default then exists and not more than one monetary Event of Default has occurred during the twelve (12) month periods immediately preceding both the date of the Acceptance Notice and the Offer Space Inclusion Date (each as defined below) and further provided that Acquia, Inc. or a Permitted Transferee is itself occupying at least fifty percent (50%) of the

Premises then demised to Tenant, in each case both as of the date of the Acceptance Notice and the Offer Space Inclusion Date, in the event that any of the Potential Expansion Space shall become available (or is anticipated to become available) for lease during the Lease Term as a result of the expiration or termination of any lease now existing or hereafter entered into, Landlord shall first offer such Potential Expansion Space to Tenant at the Landlord’s then current asking rates for the Building by written notice (a “ROFO Notice”) on an “AS IS” basis as of the date of the ROFO Notice for the balance of the Lease Term, subject to any (i) prior rights of first offer and/or first refusal held by third parties and (ii) renewal rights of current tenants, in the case of either (i) or (ii) existing as of the date of this Lease with respect to such Potential Expansion Space. The date on which Landlord delivers possession of any Potential Expansion Space to Tenant in connection with Tenant’s exercise of the within right of first offer is referred to herein as the otter Space Inclusion Date”. Tenant’s within right of first offer as to any particular Potential Expansion Space is a one time right. If any Potential Expansion Space is available as of the date hereof, Tenant shall be deemed not to have exercised its right of first offer with respect to such Potential Expansion Space and Landlord shall have no obligation to offer such Potential Expansion Space to Tenant again pursuant to the within right of first offer. Notwithstanding the foregoing or anything herein to the contrary, any exercise by Tenant of the within right of first offer shall be conditioned upon Landlord’s approval of Tenant’s financial condition based upon Landlord’s standard underwriting criteria and a review of Tenant’s then current financial statements.

(b) The leasing of Potential Expansion Space pursuant to the within right of first offer shall be on the same terms, covenants and conditions as provided for herein with respect to the Premises except (i) Base Rent and escalations for Operating Costs and Property Taxes shall be at the Landlord’s then asking rates for the Building as set forth in Paragraph 2.1.2(a) above, and (ii) Landlord shall have no obligation to prepare, refurbish or construct the Premises or any part thereof or otherwise provide any amount of improvement allowance in respect of the Potential Expansion Space. Such ROFO Notice shall include the anticipated availability date (the “Anticipated Availability Date”) for the Potential Expansion Space. Tenant shall have fifteen (15) Business Days from the ROFO Notice within which to accept Landlord’s offer in writing to lease all (but not less than all) of the offered Potential Expansion Space. If Tenant has not accepted Landlord’s offer set forth in any ROFO Notice in writing (an “Acceptance Notice”) within said fifteen (15) Business Day time period and/or has not executed an amendment to this Lease satisfactory to Landlord in its reasonable discretion (a “ROFO Amendment”) within ten (10) Business Days after Landlord’s delivery of same to the Tenant (in each case time being of the essence). then such right of first offer shall expire as to such PotentialExpans1on Space and be of no further force or effect, and the Landlord shall be free to lease all or any portion of the applicable Potential Expansion Space to any third party at any time thereafter on the same terms and conditions as offered to Tenant or on such other terms and conditions as Landlord shall determine.

(c) Notwithstanding the foregoing or anything herein to the contrary, if less than two (2) years were to remain on the Lease Term as of the Anticipated Availability Date for any Potential Expansion Space offered to Tenant, Tenant may not exercise such right of first offer unless the Extension Option (as defined in subparagraph 2.2.2 hereof) is still available to Tenant and Tenant exercises such Extension Option (provided that.at Landlord’s option, the Fair Market Rent for the Extension Option for both the then existing Premises and the Potential Expansion Space shall not be determined prior to the date which is nine (9) months prior to the then expiration date of the Lease Term).

(d) If Tenant timely accepts Landlord’s ROFO Notice to lease any Potential Expansion Space and Landlord is unable to deliver possession of the Potential Expansion Space to Tenant for any reason beyond Landlord’s reasonable control on or before the Anticipated Availability Date as set forth in the ROFO Notice, the applicable Potential Expansion Space shall become part of the Premises leased hereunder on the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired. In such case, the date on which Landlord is able to so deliver possession shall be the Offer Space Inclusion Date.

2.2 Lease Term.

2.2.1 Initial Lease Term. The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated or otherwise extended as provided in this Lease.

2.2.2 Option to Extend. While this Lease is in full force and effect, provided that no Event of Default then exists and not more than one (1) monetary Event of Default has occurred within the immediately preceding twelve (12) month period, and further provided that the Acquia, Inc. has not assigned this Lease nor sublet more than fifty percent (50%) of the Premises then demised to Tenant under this Lease (excluding transfers to Permitted Transferees). in each case both as of the time of option exercise and as of the commencement of the herein additional term, Tenant shall have the right or option (the “Extension Option”) to extend the original term of this Lease for one (1) period of five (5) years (the “Option Period”). Such extension of the original term shall be on the same terms and covenants as provided for in the original term except that (a) Tenant shall have no further option to extend the Lease Term, (b) Base Rent for the Option Period shall be one hundred percent (100%) of the then Fair Market Rent for the Premises as determined in accordance with subparagraph 2.2.3, and (c) Landlord shall have no obligation to prepare, refurbish or construct the Premises or any part thereof prior to the commencement of the Option Period or otherwise provide any amount of improvement allowance in respect of the Premises. Any exercise of such Extension Option by Tenant as provided herein shall be irrevocable. If the Fair Market Rent has not been determined as of the commencement date of the Option Period, Tenant initially shall pay Base Rent plus escalations for the extended term at the same rate as in effect as of the date immediately preceding the commencement of the Option Period, with a retroactive adjustment to be made within ten (10) Business Days after the determination of Fair Market Rent. Notice (the “Option Notice”) of Tenant’s intention to exercise the Extension Option must be given to Landlord, in writing, at least nine (9) months prior to the then current expiration of the Lease Term (time being of the essence) or the Extension Option shall lapse and be of no further force or effect. If Tenant exercises the Extension Option, after the determination of the Fair Market Rent for the Premises as herein provided, the Landlord and Tenant shall execute an amendment to this Lease confirming same, provided that the failure of Landlord or Tenant to execute such an amendment shall not relieve such party of its obligations with respect to the Option Period.

2.2.3 Determination of Fair Market Rent for Extension Option. If Tenant exercises the Extension Option as provided above, Landlord and Tenant shall have a period of twenty (20) days after Landlord’s receipt of the Option Notice to agree upon the Fair Market Rent for the Premises. If Landlord and Tenant fail to reach agreement on the Fair Market Rent for the Premises, then the Fair Market Rent for the Premises shall be determined by three (3) licensed commercial real estate brokers, one of whom shall be named by Landlord, one of whom shall be named by Tenant, and the third of whom shall be selected by the brokers chosen by Landlord and by Tenant. All such brokers shall be independent and none of the brokers nor their firms shall have been employed by Landlord (with respect to the Park), Tenant or their affiliates for the immediately preceding five (5) years. A broker shall not be disqualified if he/she or their firm have been employed by Landlord or any of its affiliates within the preceding five (5) years with respect to any property other than the Park. Furthermore, each such broker shall be a commercial real estate broker licensed in Massachusetts, specializing in office leasing in the so-called “Route 128 corridor”, with not less than ten (10) years experience in appraising comparable commercial properties in such market and recognized as reputable within the local real estate industry (each such broker being defined herein for purposes of this paragraph as a “Qualified Broker”). The parties each agree to select their Qualified Broker within ten (10) days after the expiration of the aforesaid twenty (20) day period. The third Qualified Broker shall be selected by the first two Qualified Brokers within ten (10) days after the first two (2) Qualified Brokers have been selected. If a party fails to timely select a Qualified Broker, the determination of the Fair Market Rent for the Premises shall be made by the Qualified Broker selected by the other party. Within fifteen (15) days after the third Qualified Broker has been selected, all of the Qualified Brokers shall meet to attempt to agree upon the Fair Market Rent for the Premises. If the Qualified Brokers are unable to reach agreement, all Qualified Brokers shall, within fifteen (15) days after the expiration of the preceding fifteen (15) day period, arrange to simultaneously submit to Landlord and Tenant in writing the Fair Market Rent for the Premises he or she deems appropriate (each such Qualified Broker’s determination of Fair Market Rent for purposes of this paragraph being referred to herein as an “Appraisal”). If none of the Appraisals varies from the mean of the other two (2) Appraisals by more than ten percent (10%), the mean of the determinations of all three (3) Appraisals shall be the Fair Market Rent for the Premises. If, on the other hand, any single Appraisal varies from the mean of the other two (2) Appraisals by more than ten percent (10%), the mean of the two (2) Appraisals which are closest shall be the Fair Market Rent for the Premises. The Fair Market Rent for the Premises determined in accordance with this subparagraph 2.2.3 shall be final and binding on Landlord and Tenant. Each of the parties to this Lease shall pay the costs of the services of the Qualified Broker selected by that party, and the cost of the services of the third Qualified Broker shall be divided equally between Landlord and Tenant.

2.3 Plans and Specifications.

2.3.1 If there are no Plans and Specifications attached as Exhibit C, then Tenant shall retain Packard Designs or another licensed architect of its choice, subject to Landlord’s prior written approval, to prepare the Plans and Specifications for the Tenant Improvements. The plans and specifications shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed, or conditioned provided that such Plans and Specifications comply with the requirements of this paragraph 2.3 and do not affect any structural element of the Building. Tenant acknowledges that the Landlord seeks to maintain Green Agency Ratings for the Building. Tenant agrees to use commercially reasonable efforts to (a) design the Tenant Improvements consistent with commercially recognized sustainability practices and materials so as to maintain such Green Agency Ratings for the Building; (b) seek and maintain LEED for Commercial Interiors certification with respect to the Tenant Improvements; and (c) register the Premises with the U.S. Green Building Council prior to completion of the Plans and Specifications, provided that no such reasonable efforts shall require Tenant to incur, as to any material component of the Tenant Improvements, a substantial increase in the cost of such component of the Tenant Improvements.

2.3.2 Following execution of the Lease by Tenant, Tenant shall cause its architect to furnish to Landlord for Landlord’s approval space plans sufficient to convey the architectural design of the Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements (collectively, the “Space Plan”). Landlord shall not unreasonably withhold, delay or condition its consent provided that the Space Plan complies with the requirements of this Paragraph 2.3 and does not affect any structural element of the Building. If required by Landlord in its reasonable discretion, Tenant’s architect shall consult with Landlord’s engineer in preparing the Space Plan, and incorporate such engineer’s reasonable requirements into the Space Plan. The fees of such engineer, not to exceed Two Thousand Five Hundred Dollars ($2, 500.00), shall be a Tenant Improvement Cost (as hereafter defined). If Landlord shall disapprove of any portion of the Space Plan, Landlord shall advise Tenant of the reasons therefor and shall notify Tenant of the revisions to the Space Plan that are reasonably required by Landlord for the purpose of obtaining approval. Thereafter, Tenant shall submit to Landlord, for Landlord’s approval, a redesign of the Space Plan, incorporating the revisions required by Landlord. Landlord’s approval of such redesign shall be given or withheld by Landlord in accordance with the standards applicable to the original Space Plan as provided above. The foregoing process shall continue until Tenant’s Space Plan has been approved by Landlord as provided herein.

2.3.3 Tenant shall cause its architect to prepare complete Plans and Specifications from Tenant’s approved Space Plan and submit same to Landlord for approval. Landlord shall not unreasonably withhold, delay or condition its consent provided that the Plans and Specifications comply with the requirements of this Paragraph 2.3 and do not affect any structural element of the Building. The Plans and Specifications shall (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) comply with all Governmental Requirements; (c) comply with all applicable insurance regulations; and (d) be consistent with the approved Space Plan in all material respects. If required by Landlord, Tenant’s architect shall consult with Landlord’s engineer in preparing the Plans and Specifications, and incorporate such engineer’s requirements into the Plans and Specifications. The fees of such engineer, not to exceed Two Thousand Five Hundred Dollars ($2, 500.00), shall be a Tenant Improvement Cost. If Landlord shall disapprove of any portion of the Plans and Specifications, Landlord shall advise Tenant of the reasons therefor and shall notify Tenant of the revisions to the Plans and Specifications that are reasonably required by Landlord for the purpose of obtaining approval. Thereafter, Tenant shall submit to Landlord, for Landlord’s approval, redesign of the Plans and Specifications, incorporating the revisions required by Landlord. Landlord’s approval of such redesign shall be given or withheld by Landlord in accordance with the standards applicable to the original Plans and Specifications as provided above. The foregoing process shall continue until Tenant’s Plans and Specifications have been approved by Landlord as provided herein.

2.4 Commencement Date. After the execution and delivery of this Lease by all parties hereto, Landlord shall deliver possession of the Premises to the Tenant for the purpose of making the Tenant Improvements in accordance with the terms hereof. The Commencement Date shall be the date set forth in the definition of that term in Section 1 hereof. Tenant acknowledges that the Premises shall be delivered AS IS and that no representations as to the condition of the Premises have been made by Landlord. The taking of possession by Tenant shall establish that the Premises are in good and satisfactory condition when possession was so taken (except for any latent defects in the base building systems affecting the Premises not reasonably capable of discovery upon the delivery of the Premises to Tenant) and the Commencement Date shall occur as provided in the definition of that term. Tenant shall notify Landlord of any latent defects in the base building systems affecting the Premises within one hundred twenty (120) days after the Commencement Date. Landlord shall commence correction of such latent defects within a reasonable period after receipt of written notice thereof from Tenant and shall diligently pursue such corrective measures to completion. If Tenant fails to notify the landlord of any latent defects in the base building systems affecting the Premises within such period, Tenant shall be deemed to have waived any rights on account thereof. In no event shall Tenant’s refusal or failure to take possession of the Premises delay or postpone the occurrence of the Commencement Date. Tenant’s possession of the Premises prior to the Commencement Date for purposes of moving in furniture and equipment, preparing cabling and wiring and performing the Tenant Improvements as provided above, shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work. Tenant, however, shall be liable for payment of any above standard services (such as after hours HVAC service) that are provided to Tenant during the period of Tenant’s possession prior to the Commencement Date.

Subject to all of the terms and conditions of this Lease other than the payment of Base Rent, during the period from delivery of the Premises to Landlord as provided above to the Commencement Date, Tenant shall have the right to access the Premises for the purpose of installing Tenant’s furniture, fixtures and equipment therein.

2.5 Tenant’s Contribution to Tenant Improvement Costs.

2.5.1 Upon receipt of possession of the Premises, the Tenant shall prepare the Premises for Tenant’s occupancy and complete the Tenant Improvements in accordance with the Plans and Specifications in all material respects and at the Tenant’s sole cost and expense (all such costs and expenses, including all hard and soft costs such as and without limitation, all labor and materials, architectural, engineering, permitting, and space planning fees are hereinafter collectively referred to as the “Tenant Improvement Costs”). Tenant shall make no changes to the Plans and Specifications or the work reflected in the Plans and Specifications without the consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned provided such changes do not affect any structural elements of the Building or Building systems. Tenant’s completion of the Tenant Improvements shall be performed by Tenant’s contractors, who shall (a) be selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, delayed or conditioned), and (b) work under the direction of Tenant or, if directed in writing by Tenant, Tenant’s qualified representative. Landlord shall have the right, at Landlord’s sole cost and expense, to have its representative at the Premises at all times during the construction of the Tenant Improvements to review and monitor the performance of same, and Tenant shall pay Landlord a construction monitoring fee equal to one percent (1%) of the Tenant Improvement Costs (the “Construction Monitoring Fee”). The Tenant Improvements shall be performed by contractors employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord (which approval shall be subject to Landlord’s discretion and may include a requirement that the prime contractor and the respective subcontractors of any tier: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and (b) employ only members of such organization to perform work within their respective jurisdictions). However, at Landlord’s sole option, in clause (a) of the immediately preceding sentence of this paragraph, the following substitutions may be made: (1) a project labor agreement in place of a collective bargaining agreement, and (2) an independent, nationally recognized labor organization in place of a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO. Such contractors also shall comply with all requirements in Paragraph 4.5 of this Lease.

2.5.2 All Tenant Improvements, regardless of which party constructed or paid for them, shall become the property of Landlord upon the expiration or earlier termination of this Lease and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided that, at Landlord’s elect on and upon notice to Tenant, Tenant shall be required to remove all or any portion of the Tenant Improvements upon the expiration or earlier termination of this Lease. Without limiting the foregoing, Tenant shall remove any and all wiring and cabling installed by Tenant. Notwithstanding the foregoing, except as provided below in this subparagraph 2.5.2, if Tenant’s submission of its Plans and Specifications to the Landlord for approval is accompanied by a written request that

Landlord identify any Tenant Improvements that Landlord may require Tenant to remove upon the expiration or earlier termination of the Lease and such request includes a notice at the top of the page having a heading in at least 12-point type, bold and all capital letters stating “LANDLORD’S APPROVAL MUST IDENTIFY ANY TENANT IMPROVEMENTS WHICH LANDLORD MAY REQUIRE TENANT TO REMOVE UPON THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE”, then Landlord shall identify such Tenant Improvements (if any) by written notice to Tenant given at the time of Landlord’s approval of the Plans and Specifications, and Tenant shall not be required to remove any such Tenant Improvements not so identified. In all events, Landlord reserves the right to require Tenant to remove any wiring and cabling installed by Tenant. All unattached and moveable partitions. trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant which can be removed without structural damage to the Building or Premises, and all personalty brought into the Premises by Tenant (“Tenant’s Property”) shall be owned by Tenant and may be removed by Tenant subject to and in accordance with Paragraph 4.7 hereof

2.5.3 Tenant shall be solely responsible for the design and construction of the Tenant Improvements. Notwithstanding Landlord’s review and approval of the Plans and Specifications, Landlord shall have no liability to Tenant or to any other person for errors or omissions in the Plans and Specifications (Landlord’s review and approval of the Plans and Specifications being for Landlord’s own purposes). Tenant shall indemnify, defend, protect and hold Landlord and Landlord’s Agents harmless from all Claims which arise in any way, directly or indirectly from or in connection with the design and construction of the Tenant Improvements, including without limitation, claims arising from the work of Tenant’s architect, engineer, employees or agents.

2.5.4 Landlord shall grant an allowance to Tenant in an amount up to the Tenant Improvement Allowance (as defined in Section 1.1 hereof) to be used solely to reimburse the Tenant for the Tenant Improvement Costs and to pay the Construction Monitoring Fee. Subject to the terms and conditions hereof, the Tenant Improvement Allowance shall be available for disbursement in up to a maximum of five (5) draws (each a “Tenant Allowance Advance”) plus one (1) final draw of the Retainage (as defined below) in the following manner. At least twenty (20) Business Days before the date upon which the Tenant desires a Tenant Allowance Advance or an advance of the Retainage, the Tenant shall submit an itemized requisition (a “Requisition”) on a form acceptable to the Landlord in its reasonable discretion, stating the amount of the advance, the items(s) to be reimbursed from the proceeds thereof, and the date upon which the advance is desired. Each Tenant Allowance Advance shall be subject to retainage in the amount of ten percent (10%) (the “Retainage”). Landlord’s obligation to make any Tenant Allowance Advance shall be subject to Tenant’s satisfaction of all of the following conditions other than item number (6), and Landlord’s obligation to advance the Retainage shall be subject to Tenant’s satisfaction of each and all of the following conditions numbered (1) through (6): (1) Tenant shall have submitted to Landlord a certification signed by Tenant’s architect certifying that all work on the Tenant Improvements which has been completed through the date of such certification (which shall be no earlier than the date of the subject Requisition) has been completed in all material respects in accordance with Plans and Specifications approved by the landlord and attaching thereto an executed waiver or release of liens from Tenant’s general contractor for the Tenant Improvements for all work performed and materials delivered through the date of such Requisition, which waiver and release shall be in such form as landlord may reasonably require. (2) Tenant shall have provided landlord with executed waivers or releases of liens from each of Tenant’s subcontractors and suppliers for all work performed and materials delivered through the date of such Requisition, which waivers and releases shall be in such form as landlord may reasonably require, (3) Tenant shall have submitted to landlord a certification of Tenant’s general contractor for the Tenant Improvements identifying each contractor, subcontractor and supplier who performed labor and/or supplied materials for the Tenant Improvements through the date of such Requisition, (4) Tenant shall have furnished landlord with copies of third party invoices, for all work performed and materials delivered which are included in such Requisition, (5) at the time of such Tenant Allowance Advance there shall exist no event which is, or solely with the passage of time and/or giving of notice would be, an Event of Default, and (6) with respect to the advance of the Retainage, Tenant shall have submitted to landlord an issued and effective certificate of occupancy for the Premises for the Permitted Use and a certification signed by Tenant’s architect certifying that the Tenant Improvements have been completed in accordance with Plans and Specifications approved by the landlord and attaching thereto executed final waivers or releases of liens from Tenant’s general contractor and each of Tenant’s subcontractors and suppliers in connection with the Tenant Improvements in such form as landlord may reasonably require, plus a certificate of Tenant’s general contractor identifying each contractor, subcontractor and supplier who performed labor and/or supplied materials for the Tenant Improvements. The foregoing items (1) through (6) above are herein collectively referred to as the “Tenant Allowance Conditions”. Subject to satisfaction of all of the Tenant Allowance Conditions applicable to a particular Tenant Allowance Advance and/or advance of the Retainage, Landlord shall pay to Tenant, within twenty (20) Business Days after receipt by Landlord of a written request from Tenant for a Tenant Allowance Advance or the Retainage (as applicable) in accordance with the foregoing (or on such later date as requested by Tenant), the lesser of (a) the full amount of the remaining undisbursed Tenant Improvement Allowance (after taking into account all Tenant Allowance Advances and deducting the aggregate amount of any undisbursed Retainage, except in the case of a final Requisition for the Retainage, and any unpaid balance of the Construction Monitoring Fee), if the aggregate sum of the invoices submitted pursuant to item (4) above equals or exceeds the full amount of the Tenant Improvement Allowance, or (b) the aggregate sum of invoices submitted pursuant to item (4) above (less the aggregate amount of any undisbursed Retainage, except in the case of a final Requisition for the Retainage, and any unpaid balance of the Construction Monitoring Fee), if said aggregate sum is less than the full amount of the Tenant Improvement Allowance. Tenant shall not be entitled to any credit, trade off or cash payment for any unused portion of the Tenant Improvement Allowance, and Landlord shall have no obligation to Tenant with respect to any such unused portion of the Tenant Improvement Allowance. Further, notwithstanding anything herein to the contrary, in the event that Tenant has not completed the Tenant Improvements and/or satisfied all of the conditions for payment of the Tenant Improvement Allowance on or before the date which is eight (8) months after the Commencement Date, Landlord shall have no further obligation to make any Tenant Allowance Advance.

2.5.5 In all events, on or before the date which is eight (8) months after the Commencement Date, (a) Tenant shall complete the Tenant Improvements, and (b) if not already done pursuant to Paragraph 2.5.4 above, Tenant shall submit to Landlord an issued and effective certificate of occupancy for the Premises for the Permitted Use and a certification signed by Tenant’s architect certifying that the Tenant Improvements have been completed in accordance with Plans and Specifications approved by the Landlord, together with executed final waivers or releases of liens from Tenant’s general contractor and each of Tenant’s subcontractors and suppliers in connection with the Tenant Improvements in such form as Landlord may reasonably require, plus a certificate of Tenant’s general contractor identifying each contractor, subcontractor and supplier who performed labor and/or supplied materials for the Tenant Improvements.

2.6 Lease Memorandum. Following the Commencement Date, Landlord may prepare and submit to the Tenant a Lease Memorandum substantially in the form of Exhibit D, completed in good faith by Landlord, and executed by Landlord. The information inserted on the Lease Memorandum shall be controlling and conclusive and shall prevail over any inconsistent provision in this Lease on (a) the mutual execution of the Lease Memorandum by Landlord and Tenant or (b) the lapse of seven (7) days following delivery of the Lease Memorandum to Tenant without Tenant delivering to Landlord a written objection to all or part of the information in the Lease Memorandum. If Tenant does object in good faith to any information set forth in the Lease Memorandum, it shall execute the Lease Memorandum subject to its specifically-stated, written objections. Tenant must explain the reasons for its objections in reasonable detail. That portion of the Lease Memorandum to which no objection was made shall be conclusive and controlling. Tenant’s refusal or failure to execute a Lease Memorandum shall neither prevent nor delay the occurrence of the Commencement Date. In no event shall the Lease Memorandum be recorded.

2.7 Use and Conduct of Business.

2.7.1 The Premises are to be used only for the Permitted Uses, and for no other business or purpose without the prior consent of Landlord. Landlord makes no representation or warranty as to the suitability of the Premises for Tenant’s intended use. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses. Tenant’s inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent.

2.7.2 No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building. Tenant shall not commit (or allow to be committed or exist to the extent occurring in the Premises): (a) any waste, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord’s contracts affecting any or all of the Land or Building, creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, interferes in any way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or causes any impairment or reduction of the good will or reputation of the Land or Building.

2.7.3 Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration or any material increase in the normal consumption level of electric power. If any of Tenant’s apparatus, machinery, devices or equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance. Except as to those that will be used exclusively for the benefit of Tenant and Tenant’s employees and invitees, no food or beverage dispensing machines shall be installed by Tenant in the Premises without the prior written consent of Landlord.

2.7.4 Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building issued pursuant to any Green Agency Rating, provided Tenant has received actual written notice of such practices or prohibition.

2.8 Compliance with Governmental Requirements and Rules and Regulations. Except as otherwise expressly stated herein to be Landlord’s responsibility, Tenant shall comply with all Governmental Requirements and Restrictions relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building and for the administration and management of the Building (collectively, the “Rules and Regulations”). Current Rules and Regulations are attached to this Lease as Exhibit E. In the event of any conflict or inconsistency between the terms and provisions of this Lease and the Rules and Regulations, the terms and provisions of this Lease shall control.

2.9 Intentionally Omitted.

2.10 Sustainable Building Operations.

2.10.1 This Building is or may become in the future certified under certain Green Agency Ratings or operated pursuant to Landlord’s sustainable building practices, as same may be in effect or modified from time to time. Landlord’s sustainability practices address, without limitation, whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, Indoor Air Quality, and lightning performance standards. All of Tenant’s construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with minimum standards and specifications as outlined by the Green Agency Ratings, in addition to all Governmental Requirements.

2.10.2 Tenant shall use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the building to avoid over heating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program.

2.11 Recycling and Waste Management. Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all present and future Governmental Requirements regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (b) to comply with Landlord’s reasonable recycling policy, as stated in the Rules and Regulations (as such policy may be amended or supplemented from time to time), as part of Landlord’s sustainability practices where it may be more stringent than applicable Governmental Requirements, including without limitation, recycling such categories of items designated by Landlord and transporting such items to any recycling areas designated by Landlord; (c) to sort and separate its trash and recycling into such categories as are provided by Governmental Requirements or Landlord’s then-current sustainability practices; (d) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; (e) that Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by Governmental Requirements, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord; and (f) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this paragraph 2.11.

SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1 Payment of Rental. Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature, in lawful money of the United States when due under this Lease, at the offices of Manager at Manager’s Address, or to such other party or at such other place as Landlord may from time to time designate in writing.

3.2 Base Rent. On execution of this Lease, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the months specified in the definition of that term. Tenant agrees to pay the monthly installments of Base Rent to Landlord, without demand and in advance, on or before the first day of each calendar month of the Lease Term. The monthly Base Rent installment for any partial month at the beginning or end of the Lease Term shall be prorated. Base Rent for any partial month at the beginning of the Lease Term shall be paid by Tenant on the Commencement Date.

3.3 Lease Security Provisions.

3.3.1 On execution of this Lease, as security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant, Tenant shall deliver a letter of credit in the amount of Five Hundred Eighty Thousand and 00/100 Dollars ($580, 000.00) in favor of Landlord. The letter of credit initially delivered pursuant to this paragraph and all substitutions, replacements and renewals of it, must be consistent with and shall satisfy all the requirements in the letter of credit criteria set forth on Exhibit F hereto The term “Letter of Credit” shall mean and refer to a letter of credit conforming to this subparagraph. If a Letter of Credit has not been delivered to and accepted by Landlord on or before the full execution of this Lease, at Landlord’s election, the failure to deliver such Letter of Credit may be treated by Landlord (a) as a condition subsequent to the effectiveness of this Lease such that this Lease shall be voidable by Landlord by notice to Tenant at any time prior to Landlord’s receipt of the Letter of Credit or (b) as an Event of Default. If Landlord elects to treat the failure to deliver the Letter of Credit on execution of this Lease as an Event of Default, Landlord may pursue all available rights and remedies, including the right to specific performance and the right to attach assets of Tenant. Pending delivery of the Letter of Credit, Landlord also may defer contracting for Tenant Improvements and/or suspend work on same.

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3.3.2 Tenant shall have the right to reduce the amount of the Letter of Credit on or after each of the dates set forth below to the amount set forth opposite such date (each such date on which the amount of the Letter of Credit may first be reduced is referred to herein as a “Reduction Date”), provided that on each Reduction Date and on the date any such reduction is implemented (a) the Lease is in full force and effect, (b) all Base Rent and Additional Rent then due has been paid in full and not more than two (2) monetary Events of Default have theretofore occurred at any time during the Lease Term, (c) Tenant had a positive net income for the twelve (12) month period immediately preceding the applicable Reduction Date as determined in accordance with generally accepted accounting principles (“GAAP”) and certified to Landlord by an independent certified public accountant acceptable to Landlord, (d) Tenant has a tangible net worth determined in accordance with GAAP certified to Landlord by an independent certified public accountant satisfactory to Landlord equal to or greater than the tangible net worth of Tenant as of the date of this Lease, and (e) Landlord approves Tenant’s financial condition based upon Landlord’s standard underwriting criteria and a review of Tenant’s then current financial statements prepared in accordance with GAAP and certified to Landlord by an independent certified public accountant satisfactory to Landlord. Notwithstanding the foregoing, if Tenant does not otherwise have audited financials available, Landlord shall accept any of the foregoing certifications required under clauses (c), (d) and (e) from the Tenant’s chief financial officer.

Reduction Date	Required Amount of Letter of Credit	Reduction Amount
September 1, 2014	$386,667.00	$193,333.00
September 1, 2015	$193,333.00	$193,333.00

Except as set forth in the next sentence, if the conditions for reduction of the Letter of Credit are satisfied with respect to any Reduction Date, upon the written request of the Tenant, Landlord shall permit Tenant to replace or amend the Letter of Credit accordingly. If on any Reduction Date the Letter of Credit shall not be reduced because one (1) or more of the conditions set forth in clauses (a) through (f) above were not satisfied, the Letter of Credit may be reduced on any subsequent Reduction Date but only by the applicable Reduction Amount (instead of to the applicable Required Amount of Letter of Credit).

3.3.3 Landlord may draw on the Letter of Credit, in whole or in part at Landlord’s election, without advance notice to Tenant at any time or from time to time on or after (a) the occurrence of any Event of Default, (b) if Tenant, or anyone in possession of the Leased Premises through Tenant, holds over after the expiration or earlier termination of this Lease, (c) Landlord is given notice by the issuer of the Letter of Credit that it is terminating the Letter of Credit, (d) a confirming bank gives notice to Landlord that it will cease to act in that capacity, (e) the Letter of Credit expires on a specified date by its terms and is not renewed or replaced at least sixty (60) days in advance of its expiration date, (f) to the extent permitted by law, in the event any bankruptcy, insolvency, reorganization or any other debtor creditor proceeding is instituted by or against Tenant, or (g) the issuing or confirming bank’s Bank Financial Strength rating falls below the minimum rating specified in paragraph 3 of Exhibit F to this Lease and Tenant fails to replace such Letter of Credit with another letter of credit which satisfies all of the requirements set forth on Exhibit F within ten (10) days after notice from Landlord.

3.3.4 Landlord may apply any sum drawn on the Letter of Credit to amounts owing to Landlord under this Lease in such order and priority as Landlord elects in its absolute discretion. If any of the proceeds drawn on the Letter of Credit are not applied immediately to sums owing to Landlord under this Lease, Landlord may retain any such excess proceeds as a cash Lease Security Deposit for application, at Lender’s election, to future sums owing to Landlord under this Lease, in such order and priority as Landlord elects in its absolute discretion. Tenant shall, within five (5) Business Days after Landlord’s demand, restore the amount of the Letter of Credit drawn so that the Letter of Credit is restored to the original amount of the Letter of Credit. If Tenant does not restore the Letter of Credit to its original amount within the required time period, such non-restoration shall be considered an Event of Default.

3.3.5 Additionally, Landlord’s draw and application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant or, if Landlord has drawn on the Letter of Credit as provided herein, the remaining proceeds of the Letter of Credit which are in excess of sums due the Landlord shall be repaid to Tenant, without interest, within thirty (30) days after the expiration or termination of the Lease Term and delivery of possession of the Leased Premises to Landlord in accordance with this Lease.

3.3.6 On any request by Landlord made during the Lease Term, Tenant shall cooperate in accomplishing any reasonable modification of the Letter of Credit requested by Landlord. If the Letter of Credit should be lost, mutilated, stolen or destroyed, Tenant shall cooperate in obtaining the issuance of a replacement.

3.3.7 Tenant shall not assign or grant any security interest in the Letter of Credit and any attempt to do so shall be void and of no effect.

3.3.8 In the event of a sale or transfer of Landlord’s estate or interest in the Land and Building, and so long as Landlord shall also transfer its interest in this Lease. Landlord shall have the right to transfer the Letter of Credit to the vendee or the transferee, Tenant shall pay any transfer fees charged by the issuing bank and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Letter of Credit. Tenant shall cooperate in effecting such transfer.

3.3.9 No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all amounts drawn against the Letter of Credit or any other or additional lease security deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered it in cash to such mortgagee or purchaser, as the case may be.

3.4 Additional Rent. Definitions of certain terms used in this paragraph are set forth in the last subparagraph of this paragraph entitled “Additional Rent”. Tenant agrees to pay to Landlord additional rent as computed in this paragraph (individually and collectively the “Additional Rent”):

3.4.1 Estimated Operating Costs. Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12) of the amount, if any, by which the Estimated Operating Costs Allocable to the Premises exceeds the Base Amount Allocable to the Premises. This sum shall be paid in advance on or before the first day of each calendar month of the Lease Term. Landlord shall furnish Tenant a written statement of Estimated Operating Costs Allocable to the Premises in advance of the commencement of each Year. If such written statement is furnished after the commencement of the Year (or as to the first Year during the Lease Term, after the Commencement Date), then, within twenty (20) Business Days after receipt of such written statement from Landlord, Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the Year (or as to the first Year during the Lease Term, after the Commencement Date) for which no payment was paid. Notwithstanding the foregoing, Landlord reserves the right, from time to time during each Year, to revise in good faith the Estimated Operating Costs Allocable to the Premises and upon notice to Tenant of such revision, Tenant shall adjust its future payments to Landlord under this subparagraph 3.4.1 accordingly. The current Estimated Operating Costs Allocable to the Premises for calendar year 2011 are $9.66 per rentable square foot.

3.4.2 Actual Costs. After the close of each Year, Landlord shall deliver to Tenant a written statement setting forth the Operating Costs Allocable to the Premises during the preceding Year. If such Operating Costs Allocable to the Premises for any Year exceed the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement by Tenant. If such statement shows the Operating Costs Allocable to the Premises to be less than the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement or, at Landlord’s option (except after the expiration of the Lease Term when no further rent payments are due from Tenant), shall be credited towards the installment(s) of Additional Rent next coming due from Tenant.

3.4.3 Determination. The determination of Operating Costs Allocable to the Premises shall be made by Landlord in good faith in accordance with the terms hereof.

3.4.4 Operating Cost Audit. Landlord shall maintain records concerning estimated and actual Operating Costs Allocable to the Premises for no less than twelve (12) months following the period covered by the statement or statements furnished Tenant, after which time landlord may dispose of such records. Provided that Tenant is not then in default of its obligation to pay Base Rent, Additional Rent or other payments required to be made by it under this Lease, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s records for the prior Year. Such inspection, if any, shall be conducted no more than once each Year, during Landlord’s normal business hours within ninety (90) calendar days after receipt of Landlord’s written statement of Operating Costs Allocable to the Premises for the previous year, upon first furnishing landlord at least twenty (20) Business Days prior written notice. In no event shall Tenant be permitted to review Landlord’s records for any particular Year more than once. As a condition to Tenant’s right to conduct such inspection, Tenant agrees (i) to promptly furnish Landlord (at Tenant’s cost) with a copy of all final reports of Tenant’s examination of Landlord’s records, and (ii) except as required by applicable law, that neither Tenant nor any of Tenant’s Agents shall divulge the contents of landlord’s records or the results of its examination to any third party. Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an auditor of Landlord’s choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be paid by Landlord to Tenant within thirty (30) days following such review or. at Landlord’s option (except after the expiration of the Lease Term), credited against Tenant’s subsequent installment(s) of Operating Costs Allocable to the Premises due to Landlord under the Lease. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to landlord with the next succeeding installment obligation of estimated Operating Costs Allocable to the Premises (except after the expiration of the Lease Term, in which case Tenant shall pay Landlord the amount of such underpayment within thirty (30) days following such examination).

3.4.5 End of Term. If this Lease shall terminate on a day other than the last day of a Year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises and Property Taxes Allocable to the Premises for such Year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Year and the denominator of which is 360; (c) the Operating Costs Base Amount Allocable to the Premises shall be prorated in the manner described in clause (b); (d) the clause (c) amount (i.e., the prorated Operating Costs Base Amount Allocable to the Premises) shall be deducted from the clause (b) amount (i.e., the prorated Operating Costs Allocable to the Premises); (e) if the clause (d) amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the lease Term, then Tenant shall pay the excess to Landlord within ten (10) Business Days after landlord’s delivery to Tenant of a statement for such excess; and (f) if the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term exceeds the clause (d) amount, then Landlord shall refund to Tenant the excess within the ten (10) Business Day period described in clause (e) provided that Landlord shall not be obligated to pay such refund for so long as there exists an uncured Event of Default, Landlord’s and Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease.

3.4.6 Definitions. Each underlined term in this subparagraph shall have the meaning set forth next to that underlined term:

Operating Costs Base Amount Allocable to the Premises: The Operating Costs Allocable to the Premises for the year beginning January 1, 2011 and ending December 31, 2011 (the “Base Year”).

Estimated Operating Costs Allocable to the Premises: Landlord’s written estimate of Operating Costs Allocable to the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.1.

Operating Costs (net of Property Taxes): All actual expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, Premises, related improvements, and the personal property used in conjunction with such Land, Building, Premises and related improvements, except for Property Taxes. Included are all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, Telecommunication Services, cable television, steam, heat, cooling or any other similar service and which are not payable directly by tenants in the Building; (b) supplies; (c) cleaning, painting and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants), snow removal and other services; (d) security services, if any; (e) insurance premiums and applicable insurance deductible payments by Landlord; (f) management fees; (g) compensation (including employment taxes and fringe benefits) of all persons and business organizations who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph, provided that if any such person or entity performs such duties with regard to one or more other buildings or properties. the shared costs and expenses of such duties shall be equitably prorated and apportioned between the Building and/or the other buildings or properties, as applicable; (h) license, permit and inspection fees; (i) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part, including, without limitation, (1) an appropriate share of the cost of operating, maintaining, repairing and replacing any common areas and facilities made available to Tenant which are not located on the Land but are located within the Park, which common areas and facilities may include, without limitation, any exercise facility now or hereafter located in the Park, which costs shall be allocated to all buildings in the Park on a pro rata basis based upon each such building’s total rentable square footage; and (2) an appropriate share of the cost of maintaining and repairing any monument and/or other signage for the Park, which costs shall be allocated to all buildings in the Park on a pro rata basis based upon each such building’s total rentable square footage; (j) rental of any machinery or equipment; (k) audit fees and accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (l) the cost of repairs or replacements; (m) charges under maintenance and service contracts; (n) legal fees and other expenses of legal or other dispute resolution proceedings; (o) maintenance and repair of the roof and roof membranes, (p) costs incurred by Landlord for compliance with any and all Governmental Requirements, including Access Laws, and to increase the efficiency of any electrical, mechanical or other system servicing the Building or the Land; (q) elevator service and repair, if any; (r) business taxes and license fees; (s) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building; (t) insurance endorsements or insurance policies purchased in order to repair, replace and re-commission the Building for re-certification pursuant to any Green Agency Rating (or, in the event the Building has not achieved any certification under any Green Agency Rating, such insurance that is purchased in order to facilitate rebuilding the building upon a casualty so as to achieve such certification) or support achieving energy and carbon reduction targets; (u) all costs of maintaining, managing, reporting, commissioning, and recommissioning the Building or any part thereof that was designed and/or built to be sustainable and conform with any Green Agency Rating, and all costs of applying, reporting and commissioning the Building or any part thereof to seek certification under any Green Agency Rating; and (v) the amortization of Includable Capital Costs in accordance with the next sentence. “Includable Capital Costs” means and refers to any costs which are required to be capitalized under generally accepted accounting principles to the extent such costs are for (1) items that are primarily for the purpose of (A) reducing or avoiding increases in Operating Costs in Landlord’s good faith estimate, or (B) promoting the health, safety or well being of the Building and/or its occupants, and/or their contractors, agents, invites and guests, (2) replacing, modifying and/or adding improvements or equipment mandated by any Governmental Requirement either enacted or which takes effect after the date of this Lease or as a result of any new interpretation adopted by governmental authorities after the Commencement Date and any repairs, disposals or removals necessitated thereby (including, but not limited to, the cost of complying with Access Laws), or (3) any other items necessary to carry out Landlord’s maintenance, repair, replacement and other obligations under this Lease. Includable Capital Costs shall be amortized with interest return at the Prime Rate plus two (2) percentage points over the estimated useful life of the capital improvement as determined by Landlord in accordance with GAAP and the annual amortization of principal and interest attributable to the Lease Term shall be an Operating Cost. Includable Capital Costs referred to in the previous sentence shall include: replacement of roof structure and roof membranes; exterior painting; parking area resurfacing, resealing and restriping parking areas and driveways and upgrading Building common systems and facilities (including HVAC systems, and if owned by Landlord, Telecommunication Facilities).

Exclusions from Operating Costs: Operating Costs shall not include any of the following:

(i)	ground lease payments or any other payments under any superior lease;

(ii)	interest and amortization of funds borrowed by Landlord (including principal or interest payments of mortgage debts of Landlord) for items other than Includable Capital Costs;

(iii)	costs in connection with leasing space in the Building, including brokerage commissions, advertising and space planning expenses incurred in procuring tenants, attorneys’ fees, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(iv)	and salaries, wages, or other compensation paid to officers or executives of Landlord in their capacities as officers and executives;

(v)	the cost of repairs or other work to the extent Landlord is actually reimbursed by insurance or condemnation proceeds;

(vi)	lease concessions, rental abatements and construction allowances granted to specific tenants;

(vii)	costs incurred in connection with the sale, financing or refinancing of the Building;

(viii)	fines, interest and penalties incurred due to the late payment of Property Taxes or Operating Costs unless such fines, interest and/or penalties was caused, in whole or in part, by Tenant’s failure to timely pay any amounts due under this Lease;

(ix)	organizational expenses associated with the creation and operation of the entity which constitutes Landlord;

(x)	any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases;

(xi)	depreciation and amortization on the initial construction of the Building;

(xii)	capital improvements and capital expenditures required to be capitalized in accordance with generally accepting accounting principles, other than Includable Capital Costs (the amortization of which shall be included in Operating Costs as provided above);

(xiii)	charges for special items or services billed separately to tenants of the Building;

(xiv)	costs of any items to the extent Landlord actually receives reimbursement from (a) warranties, (b) insurance proceeds, or (c) generally from a third party, including, without limitation, Landlord’s cost of electricity and other services which it has sold to tenants and for which Landlord has been reimbursed (other than pursuant to the reimbursement of Operating Costs by tenants);

(xv)	costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building, or incurred in renovating or otherwise improving, modifying, decorating, painting or redecorating vacant leasable space for occupancy by tenants or other occupants of the Building (or any cash or other consideration paid by Landlord on account of, with respect to or in lieu of the tenant work or alterations);

(xvi)	costs associated with the operation of the business of the ownership or entity which constitutes “Landlord” (including, but not limited to, costs of defending any lawsuits with any mortgagee, legal fees incurred in the negotiation and enforcement of tenant leases and costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building), as the same are distinguished from the costs of operating the Building, the Land or the Park;

(xvii)	fines, penalties and interest incurred solely as a result of Landlord’s negligence or willful misconduct;

(xviii)	any bad debt loss, rent loss, or reserves for such items;

(xix)	repairs necessitated by the gross negligence of Landlord or Landlord’s Agents or required to cure known violations of Governmental Regulations, easements or covenants applicable to the Building or land in effect on the Commencement Date and any penalties or interest incurred or accumulated for any such violations;

(xx)	management fees to the extent materially in excess of market rate management fees for comparable properties in the Burlington, Massachusetts area;

(xxi)	contributions to reserves for expenses, including reserves for (a) Operating Costs, or (b) capital improvements to the Building (whether or not otherwise allocable under this Lease);

(xxii)	cost of any disputes between Landlord, any employee or agent of Landlord, and any tenants, mortgagees or ground lessors of Landlord;

(xxiii)	contributions to political or charitable organizations, and

(xxiv)	costs incurred to comply with Governmental Requirements relating to the removal of Hazardous Substances which were in either caused by Landlord or were in existence in the Building or on the Land prior to the date hereof (but specifically excluding Permitted Hazmat Costs, as defined below), and were of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Substances, in the state, and under the conditions that they then existed in the Building or on the Land, would have then required the removal of such Hazardous Substances or other remedial or containment action with respect thereto. As used herein, “Permitted Hazmat Costs” means and refers to all costs and expenses incurred by Landlord in connection with the acquisition, storage, handling, removal and disposal of any Hazardous Substances used by Landlord in the ordinary course of business and in compliance with applicable Governmental Requirements in maintaining, operating, servicing, repairing and replacing any equipment at the Building or on the Land, all of which shall be included in Operating Costs.

Gross-Up Provision: If less than ninety-five percent (95%) of the net rentable area of the Building is occupied by tenants at all times during any Year, then Operating Costs for such Year that vary based on occupancy may be determined as if the Building had been ninety-five percent (95%) occupied at all times during such Year by tenants. If Operating Costs for any Year is determined as provided in the prior sentence, Operating Costs for the Base Year shall also be determined in such manner.

Operating Costs Allocable to the Premises: The product of Tenant’s Pro Rata Share times Operating Costs (net of Property Taxes).

Qualified Person: This means an accountant or other person experienced in accounting for income and expenses of office projects, who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Costs Allocable to the Premises achieved through the inspection process described in this subparagraph.

Property Tax Base Amount: Tenant’s Pro Rata Share of the Property Taxes payable for the fiscal tax year 2012 (beginning July 1, 2011 and ending June 30, 3012).

Property Taxes Allocable to the Premises: Tenant’s Pro Rata Share of Property Taxes.

3.4.7 Property Tax Escalation. In addition to the payments required by the previous subparagraphs of this paragraph, Tenant shall pay as Additional Rent to Landlord one-twelfth (1/12) of the amount, if any, by which (a) Landlord’s estimate of the Property Taxes Allocable to the Premises for the current tax year exceeds the Property Tax Base Amount. This sum shall be paid in advance on or before the first day of each calendar month of the Lease Term. After the close of each tax year during the Lease Term, Landlord shall deliver to Tenant a written statement setting forth (1) the actual Property Taxes Allocable to the Premises for the preceding tax year, (2) the difference between the amount referred to in clause (1) and the Property Tax Base Amount and (3) the differential between the amount referred to in clause (2) and the sum of the tentative monthly payments toward such amount made by Tenant. If the differential referred to in clause (3) of the previous sentence represents an underpayment by Tenant, such differential shall be paid to Landlord within twenty (20) Business Days after delivery of Landlord’s written statement to Tenant; if such differential represents an overpayment by Tenant, Landlord shall, at its option, either credit such overpayment to the installment(s) of Additional Rent next coming due from Tenant or refund such overpayment to Tenant within twenty (20) Business Days after Tenant’s concurrence in the amount due as a refund. If the Lease Term begins or ends on a day other than the beginning1 or end of a tax year, the amount due as described in clause (2) of this subparagraph shall be prorated on a per diem basis with reference to the tax year. The provisions of this subparagraph shall survive the expiration or other termination of this Lease. Property Taxes Allocable to the Premises for the fiscal tax year ending June 30, 2011 are estimated to be $2.87 per rentable square foot.

3.4.8 Tenant’s Costs. Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after invoice from Landlord for (a) any cleaning expenses incurred by Landlord, including carpet cleaning, garbage and trash removal expenses, over and above the normal cleaning provided by Landlord, if any, or due to the presence of a lunchroom or kitchen or food or beverage dispensing machines within the Premises, (b) any expense incurred by Landlord for usage in the Premises of heating, ventilating and air conditioning services, elevator services, electricity, water, janitorial services, or any other services or utilities over and above reasonable and customary usage for the Premises, (c) any expense incurred by Landlord relating to or arising out of the usage by Tenant or Tenant’s Agents of the public or common areas of the Building or Land, or any of the equipment contained therein, which usage is over and above the normal usage for such public or common areas or equipment, and (d) any other direct expense incurred by Landlord on Tenant’s behalf. Landlord reserves the right to install and activate separate metering of electricity, water or other utilities to the Premises, and Tenant agrees to reimburse or pay landlord within twenty (20) Business Days after invoice from Landlord for all costs of such separate metering, in which case the Operating Costs Base Amount Allocable to the Premises and Operating Costs shall be adjusted accordingly.

3.4.9 Payments Deemed Additional Rent. Any sums payable under this Lease pursuant to this paragraph or otherwise shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

3.5 Utilities.

3.5.1 Landlord shall have the right from time to time to select the company or companies providing electricity, gas, fuel, one or more categories of Telecommunication Services and any other utility services to the Building. Landlord reserves the right to change electricity providers for the Building at any time and to purchase green or renewable energy. With the exception of water, sewer, electricity and HVAC, Tenant shall contract directly and pay for all utilities used on or from the Premises together with any taxes, penalties, surcharges or similar charges relating to such utilities. If any such service is not separately metered to the Premises or is not otherwise separately accounted for and billed to Tenant, the cost therefor shall be an Operating Cost under this Lease, provided that the cost of electric current for lights and convenience outlets shall be billed by Landlord to Tenant separately from, and in addition to, Operating Costs. Landlord estimates that the present cost of electric current for lights and convenience outlets (exclusive of any other purposes) shall be One and 75/100 Dollars ($1.75) per rentable square foot. Landlord makes no warranty or representation that such cost will not increase during the Lease Term due to increases in electric rates and/or electricity consumption, as the case may be.

3.5.2 Tenant acknowledges that space on the Building rooftop and in Building risers, equipment rooms and equipment closets is limited. If Tenant requires Telecommunication Services for the Premises other than from the provider or providers of Telecommunication Services selected by Landlord and whose Telecommunication Facilities are installed in or about the Building or on the rooftop of the Building, provision for alternate or supplemental Telecommunication Services or Telecommunication Facilities has been made in a license agreement accompanying and made part of this Lease. Unless otherwise required by law, neither Tenant, nor a provider of Telecommunication Services to Tenant, in the future shall be entitled to locate or install Telecommunication Facilities in, on or about the Building without (a) first obtaining Landlord’s advance, written consent (given in its absolute discretion) and (b) the advance execution by Landlord and Tenant of a satisfactory agreement granting a license to Tenant for such purposes and setting forth the scope, the additional rent. if any, royalties and the other terms and conditions of that license, and (c) Tenant negotiating and obtaining the right, if any is required, to bring such Telecommunication Facilities across public or private property to an approved entry point to the Building. The agreement referred to in clause (b) of the previous sentence shall be incorporated in and become part of this Lease. Any future application by Tenant for permission to locate or install Telecommunication Facilities shall (1) be in such form and shall be accompanied by such supporting information as the Landlord may require, (2) be subject to such procedures, regulations and controls as the Landlord may specify and (3) be accompanied by such payment as the landlord may reasonably request to reimburse Landlord for its costs of evaluating and processing the application and in negotiating and preparing the agreement described earlier in this subparagraph.

3.5.3 Landlord shall in no case be liable or in any way be responsible for damages or loss to Tenant arising from the failure of, diminution of or interruption in electrical power, natural gas, fuel, Telecommunication Services, sewer, water, or garbage collection services, other utility service or building service of any kind to the Premises, unless such interruption in, deprivation of or reduction of any such service was caused by the negligence or willful misconduct of landlord, its agents or contractors or by a failure in facilities, equipment or systems in the Landlord’s ownership. To the extent that Landlord bears any responsibility for any such interruption. deprivation or reduction in utility or building services to the Premises, Landlord’s responsibility and Tenant’s remedy shall be limited to an abatement in Base Rent for the period beginning with (a) the day which is five (5) Business Days after the date on which Tenant delivers notice to Landlord of such interruption, deprivation or reduction and that Tenant is being deprived of all reasonable use of the Premises and ending on (b) the date such interruption, deprivation or reduction which is Landlord’s responsibility is not causing Tenant to be deprived of all reasonable use of the Premises.

3.5.4 HVAC service shall be provided to the Premises Mondays through Fridays from 8:00a.m. to 6:00p.m., except for holidays (“Building Standard Hours”). Landlord shall provide HVAC service at times in addition to Building Standard Hours (“After-Hours HVAC”); provided, however, Tenant gives Landlord notice prior to 1:00 p.m. on the same day such After-Hours HVAC is required with respect to service on Business Days and prior to 1:00 p.m. on the immediately preceding Business Day with respect to service on non-Business Days. The charge to Tenant for After-Hours HVAC shall be at Landlord’s then-standard hourly rate in effect from time to time for After-Hours HVAC; provided, however there will be no charge for After-Hours HVAC on Saturdays between 8:00AM and 12:00 noon (although Tenant must request same as set forth in the preceding sentence). Any HVAC service on holidays shall be considered After-Hours HVAC.

3.5.5 Tenant shall not install any supplemental HVAC, space heaters or other utilities or energy-intensive equipment (“Supplemental Utilities Equipment”) in the Premises without Landlord’s prior written consent. In the event that Landlord consents in writing to such installation, Tenant shall be responsible, all at its sole cost and expense, for the installation, maintenance, and repair of any of Supplemental Utilities Equipment, and. at Landlord’s election, shall remove same from the Premises upon the expiration or termination of the Lease Term at Tenant’s sole cost and expense. If Tenant’s request for Landlord’s approval of any Supplemental Utilities Equipment is accompanied by a written request that Landlord identify all or any portion thereof that Landlord may require Tenant to remove upon the expiration or earlier termination of this Lease, Landlord shall identify such Supplemental Utilities Equipment (if any) by a written notice to Tenant given at the time of Landlord’s approval if, but only if, Tenant’s request for approval of such Supplemental Utilities Equipment is submitted with a notice at the top of the page having a heading in at least 12-point type, bold and all capital letters stating “LANDLORD’S APPROVAL MUST IDENTIFY ANY SUPPLEMENTAL UTILITIES EQUIPMENT WHICH LANDLORD MAY REQUIRE TENANT TO REMOVE UPON THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE”, and Tenant shall have no obligation to remove any Supplemental Utilities Equipment which has not been so identified by Landlord. Tenant agrees that it will maintain and repair any Supplemental Utilities Equipment, and major components thereof, in first-class condition, and any such equipment will be operated on sensors or timers that limit the operation of such Supplemental Utilities Equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel. Tenant shall, at its sole cost and expense, enter into a regularly scheduled preventative maintenance/service Contract with a maintenance contractor or the seller of any such Supplemental Utilities Equipment, and upon Landlord’s reasonable request, Tenant will provide Landlord with reasonable evidence of such maintenance and repair. Upon Landlord’s request, at reasonable times and upon prior notice to Tenant (except in the event of an emergency, where no notice is required) Landlord shall have the right to inspect, on not less than a monthly basis, the aforementioned Supplemental Utilities Equipment and major components provided Landlord shall use commercially reasonable efforts to minimize Landlord’s interference with Tenant’s business. Tenant shall not permit any Supplemental Utilities Equipment to disturb or interfere with any of the Building’s systems or any other tenant in the Building, and Tenant will remove, at Tenant’s sole cost and expense, any such Supplemental Utilities Equipment at Landlord’s direction in the event of such disturbance or interference. Landlord reserves the right to separately submeter (or cause Tenant to separately submeter) any Supplemental Utilities Equipment, all at Tenant’s sole cost and expense. Notwithstanding anything herein to the contrary, in the event that any Supplemental Utilities Equipment is required to be removed from the Premises by Tenant pursuant to the terms of this paragraph 3.5.5, Landlord may perform such removal at its election if Tenant tails to remove same within fourteen (14) days after notice from Landlord (provided that the foregoing shall not be construed so as to permit any such disturbance or interference to continue during such fourteen (14) day period), and Tenant shall reimburse Landlord for any costs relating thereto, or in the event that Tenant performs such removal. Tenant shall be responsible to Landlord for any damage caused to the Premises or Building in connection therewith.

3.5.6 Tenant shall be required to submit to Landlord any electricity consumption data and costs in a format deemed reasonably acceptable by Landlord.

3.6 Holdover. Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term. If Landlord consents to a holdover and no other agreement is reached between Tenant and Landlord concerning the duration and terms of the Holdover, Tenant’s holdover shall be a month-to-month tenancy. During such tenancy, Tenant shall pay to Landlord one and one-half times the rate of Base Rent in effect on the expiration or termination of the Lease Term plus all Additional Rent and other sums payable under this Lease, and shall be bound by all of the other covenants and conditions specified in this Lease, so far as applicable. If the Landlord does not consent to the Tenant’s remaining in possession. Landlord shall have all the rights and remedies provided for by law and this Lease, including the right to recover consequential damages suffered by Landlord in the event of Tenant’s wrongful refusal to relinquish possession of the Premises. The Base Rent applicable for the period that Tenant wrongfully remains in possession shall in be increased to twice the rate of Base Rent in effect on the expiration or termination of the Lease Term.

3.7 Late Charge. If Tenant fails to make any payment of Base Rent, Additional Rent or other amount when due under this Lease, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency. The parties agree that Landlord’s damage would be difficult to compute and the amount stated in this paragraph represents a reasonable estimate of such damage. Assessment or payment of the late charge contemplated in this paragraph shall not excuse or cure any Event of Default or breach by Tenant under this lease or impair any other right or remedy provided under this Lease or under law.

3.8 Default Rate. Any Base Rent. Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime or reference rate then in effect at a national banking institution designated by Landlord (the “Prime Rate”), plus four (4) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

SECTION 4: MANAGEMENT AND LEASING PROVISIONS

4.1 Maintenance and Repair by Landlord.

4.1.1 Subject to the paragraphs captioned “Damage or Destruction” and “Condemnation”. Landlord shall maintain the public and common areas of the Building in good order and condition subject to reasonable wear and tear. Landlord shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs. All repair costs shall be included in Operating Costs, except for damage occasioned by the act or omission of Tenant or Tenant’s Agents which shall be paid for entirely by Tenant upon demand by Landlord. Notwithstanding the foregoing, Tenant shall not be responsible for reasonable wear and tear to the public and common areas of the Building, except to the extent of Tenant’s obligation to pay its Pro Rata Share of Operating Costs. In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall immediately give written notice to Landlord, and Landlord shall not be obligated in any way to commence such maintenance or repairs until a reasonable time elapses after Landlord’s receipt of such notice.

4.1.2 Landlord shall not be liable by reason of any injury to or interference with Tenant/s business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or the Building or to any appurtenances or equipment therein. There shall be no abatement of rent because of such repairs, alterations, additions or improvements or because of any delay by Landlord in making the same.

4.1.3 Subject to the terms and conditions hereof, Landlord shall also furnish janitorial services to the Premises in accordance with the cleaning specifications attached hereto as Exhibit H, as such specifications may be modified from time to time by the Landlord in its reasonable discretion and with due regard for the first class nature of the Building.

4.2 Maintenance and Repair by Tenant.

4.2.1 Except as is expressly set forth as Landlord’s responsibility pursuant to the paragraph captioned “Maintenance and Repair by Landlord,” Tenant shall at Tenant’s sole cost and expense keep, clean and maintain the interior. non-structural portions of the Premises in good condition and repair, including interior painting, cleaning of the interior side of all exterior glass, plumbing and utility fixtures and installations located entirely within and exclusively servicing the Premises. plumbing and utility fixtures and installations located outside of the Premises but which exclusively serve the Premises, carpets and floor coverings, all interior wall surfaces and coverings (including tile and paneling), window replacement, exterior and interior doors, roof penetrations and membranes in connection with any Tenant installations on the roof, light bulb replacement (which lighting purchases must comply with Landlord’s sustainability practices and shall be reported to Landlord in a format suitable to Landlord) and interior preventative maintenance. All maintenance and repairs made by Tenant must comply with Landlord’s sustainability practices and any applicable Green Agency Rating, as the same may change from time to time. If Tenant fails to maintain or repair the Premises in accordance with this paragraph, then Landlord may, but shall not be required to, enter the Premises upon two (2) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant’s sole cost and expense. Tenant shall pay to Landlord the cost of such maintenance or repair plus a ten percent (10%) administration fee within ten (10) Business Days of written demand from Landlord.

4.2.2 Without limiting the generality of paragraphs 3.5.5 or 4.2.1 hereof, Tenant shall be responsible at Tenant’s sole cost and expense for the maintenance, repair and/or replacement of any special heating, ventilating, air conditioning, plumbing, electrical or other systems and fixtures installed solely to service the Premises, whether installed or paid for by Landlord or Tenant.

4.3 Common Areas/Security.

4.3.1 The common areas of the Building shall be subject to Landlord’s sole management and control. Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment, Telecommunication Facilities and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or common area; close temporarily all or any portion of the common areas to make repairs, changes or to avoid public dedication; grant easements to which the Land will be subject; replat, subdivide, or make other changes to the Land; place or relocate or cause to be placed or located utility lines and Telecommunication Facilities through, over or under the Land and Building; and use or permit the use of all or any portion of the roof of the Building. Landlord reserves the right to relocate parking areas and driveways (if any) and to build additional improvements in the common areas. Except in the case of an emergency or as required by Governmental Requirements. Landlord shall use commercially reasonable efforts to minimize Landlord’s interference with Tenant’s business in connection with the rights reserved in this Paragraph 4.3.1

4.3.2 Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant’s Agents or property in, on or about the Premises, Land or Building. Subject to Landlord’s prior approval, Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises; provided that, such security services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such security services) comply with the Governmental Requirements and shall not cause the Building to be out of compliance with the Governmental Requirements. Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not unreasonably affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord’s ability to exercise its rights as provided in the paragraph captioned “Access”. Tenant’s rights under this subparagraph are subject to all the obligations, limitations and requirements as set forth in the paragraphs captioned “Tenant Alterations” and “Tenant’s Work Performance”.

4.4 Tenant Alterations. Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing, wiring or Telecommunication Facilities (individually and collectively “Tenant Alterations”), without first obtaining the consent of Landlord which may be withheld in Landlord’s absolute discretion. Notwithstanding the foregoing, so long as Tenant complies with all applicable Governmental Requirements and other terms and conditions of this Lease, upon at least five (5) Business Days advance written notice to Landlord but without Landlord’s consent, Tenant may make interior non-structural Tenant Alterations with an aggregate cost which does not exceed Ten Thousand Dollars ($10, 000.00) in any period of twelve (12) consecutive calendar months which (a) are entirely cosmetic or functional in nature (such as painting and carpeting, shelving or cubicles), (b) do not affect any of the Building’s mechanical, HVAC, electrical, plumbing or other systems, (c) do not involve the installation or demolition of any interior wall or door, and (d) do not require the issuance of any permit by any Governmental agency (Tenant Alterations satisfying all of the foregoing items (a) through (d) are referred to herein as “Permitted Alterations”). Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed at Tenant’s expense by Landlord or by Tenant at Landlord’s election. Tenant shall pay to Landlord all costs incurred by Landlord for any architecture, engineering, supervisory and/or legal services in connection with any Tenant Alterations, including, without limitation, Landlord’s review of the Plans and Specifications. Without limiting the generality of the foregoing, Landlord may require Tenant (if Landlord has elected to require Tenant to perform the Tenant Alterations), at Tenant’s sole cost and expense, to obtain and provide Landlord with proof of insurance coverage and, subject to Paragraph 4.5 hereof, a payment and performance bond, in forms, amounts and by companies acceptable to Landlord. Should Tenant make any alterations without Landlord’s prior written consent, or without satisfaction of any conditions established by Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove some or all of Tenant Alterations, or at Landlord’s election, Landlord may remove such Tenant Alterations and restore the Premises at Tenant’s expense. Nothing contained in this paragraph or the paragraph captioned “Tenant’s Work Performance” shall be deemed a waiver of the provisions of the paragraph captioned “Mechanic’s Liens”.

4.5 Tenant’s Work Performance. If Landlord elects to require Tenant to perform the Tenant Alterations, Landlord may, in its absolute discretion, require that Tenant provide a payment and performance bond to cover the entire work to be performed, which bond must be in form, amount and by a company acceptable to Landlord. Notwithstanding the foregoing, Landlord shall not require Tenant to obtain a payment and performance bond if the aggregate cost of the Tenant Alterations (including all related Tenant Alterations which may be part of a larger project or a series of related projects) is less than Fifty Thousand Dollars ($50, 000.00). Any Tenant Alterations to be performed under this paragraph shall be performed by contractors employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord. Approval shall be subject to Landlord’s discretion and’ shall include a requirement that the prime contractor and the respective subcontractors of any tier performing the Tenant Alterations: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the work under the contract is to be performed and (b) employ only members of such labor organizations to perform work within their respective jurisdictions. The previous sentence shall apply whether it is Landlord or Tenant performing or contracting for any such alterations, additions improvements or installations. Waivers or exceptions to the requirement in the third sentence of this paragraph may be given only in writing by Landlord. With the specific, prior written approval of Landlord, which may be withheld in Landlord’s sole and absolute discretion, in clause (a) of the third sentence of this paragraph the following substitutions may be made: (1) a project labor agreement in place of a collective bargaining agreement, and (2) an independent, nationally recognized labor organization in place of a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO. Tenant’s contractors, workers and suppliers shall work in harmony with and not interfere with workers or contractors of Landlord or other tenants of Landlord. If Tenant’s contractors, workers or suppliers do, in the opinion of Landlord, cause such disharmony or interference, Landlord’s consent to the continuation of such work may be withdrawn upon written notice to Tenant. All Tenant Alterations shall be (1) completed in accordance with the plans and specifications approved by Landlord; (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defect in materials and workmanship. In addition to the above requirements, Tenant shall use commercially reasonable efforts to contract for services to be performed in or about the Premises with companies which are a Responsible Contractor. A “Responsible Contractor” is defined as a contractor or subcontractor who pays workers a fair wage and Fair Benefits as evidenced by payroll and employee records and who complies with a service-disabled veteran business policy. “Fair Benefits” are defined as including employer-paid family health care coverage, pension benefits, and apprenticeship programs. Any and all Tenant Alterations that affects at least fifty percent (50%) of the Premises will be performed in accordance with landlord’s sustainability practices, (as same may be in effect or amended or supplemented from time to time) and any Green Agency Ratings, as the same may change from time to time. Tenant further agrees to engage a qualified third party LEED or Green Globe Accredited Professional or similarly qualified professional during the design phase through implementation of any Tenant Alterations covered by the preceding sentence, in order to review all plans, material procurement, demolition, construction and waste management procedures to ensure they are in full conformance to Landlord’s sustainability practices, as aforesaid, and Tenant agrees to seek and maintain LEED for Commercial Interiors certification for such Tenant Alterations. Tenant shall pay for all damage to the Premises. Building and Land caused by Tenant or Tenant’s Agents. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from any Claims arising as a result of the Tenant Alterations or any defect in design, material or workmanship of any Tenant Alterations.

4.6 Surrender of Possession. Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, excepting reasonable use and wear and damage by casualty and taking by eminent domain excepted (but in each case only to the extent Tenant is not obligated to repair such damage under Paragraphs 4.9 or 4.10 hereof), and free from all tenancies or occupancies by any person claiming by, through or under Tenant.

4.7 Removal of Property. Upon expiration or earlier termination of this Lease, Tenant may remove its personal property, office supplies and office furniture and equipment if (a) such items are readily moveable and are not attached to the Premises; (b) such removal is completed prior to the expiration or earlier termination of this Lease; (c) Tenant is not in default of any covenant or condition of this Lease at the time of such removal; and (d) Tenant promptly repairs all damage caused by or resulting from such removal. All other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering, lighting fixtures and apparatus or Telecommunication Facilities or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building) shall become the property of Landlord and shall remain upon and be surrendered with the Premises; provided, however, at Landlord’s sole election, Tenant shall be obligated, at its sole cost and expense, to remove all (or such portion as Landlord shall designate) of the Tenant Alterations (including Telecommunication Facilities), repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Alterations. Notwithstanding the foregoing, if Tenant’s submission of its plans and specifications to Landlord for approval of any Tenant Alterations requiring Landlord’s approval is accompanied by a written request that Landlord identify any Tenant Alterations that Landlord may require Tenant to remove upon the expiration or earlier termination of this Lease, Landlord shall identify such Tenant Alterations (if any) by a written notice (a “Removal Notice”) to Tenant given at the time of Landlord’s approval of such plans and specifications if, but only if, Tenant’s request for approval of such plans and specifications is submitted with a notice at the top of the page having a heading in at least 12- point type, bold and all capital letters stating “LANDLORD’S APPROVAL MUST IDENTIFY ANY TENANT ALTERATIONS WHICH LANDLORD MAY REQUIRE TENANT TO REMOVE UPON THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE”, and Tenant shall have no obligation to remove any Tenant Alterations which have not been so identified by Landlord. In all events, unless otherwise agreed in writing by Landlord, Tenant shall be required to remove all wiring and cabling installed in the Building by or at the request of the Tenant. Tenant waives all rights to any payment or compensation for such Tenant Alterations (including Telecommunication Facilities). If Tenant shall fail to remove any of its property from the Premises, Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property at Tenant’s expense without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant. Tenant shall pay all costs incurred by Landlord within five

(5) Business Days after demand for such payment. If Tenant fails to pay the cost of storing any such property, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

4.8 Access. Tenant shall permit Landlord and Landlord’s Agents to enter into the Premises at any time on at least one (1) Business Day’s notice (except in case of emergency in which case no notice shall be required), for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building. Except in the case of an emergency or as required by Governmental Requirements, Landlord shall use commercially reasonable efforts to minimize Landlord’s interference with Tenant’s business in connection with the exercise of Landlord’s rights reserved in the prior sentence. Nothing contained in this paragraph shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease. Landlord shall have the right to enter the Premises at any time during the last nine (9) months of the Lease Term and at any time during the Lease Term that an Event of Default exists for the purpose of showing the Premises to prospective tenants and to erect on the Premises a suitable sign indicating the Premises are available. Tenant shall give written notice to Landlord at least twenty (20) Business Days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant’s Agents.

4.9 Damage or Destruction.

4.9.1 If the Premises are damaged by fire, earthquake or other casualty, Tenant shall give immediate written notice (a “Casualty Notice”) thereof to Landlord. After Landlord’s receipt of the Casualty Notice, Landlord shall make a determination (based upon the advice of Landlord’s architect, engineer, contractor or other professional) of the time required to substantially repair such damage (“Landlord’s Estimated Restoration Period”), and Landlord shall so notify Tenant of same. If Landlord estimates that the damage can be repaired in accordance with the then-existing Governmental Requirements within twelve (12) months after Landlord’s receipt of the Casualty Notice and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If, in Landlord’s estimation, the damage cannot be repaired within such twelve (12) month period or if there are insufficient insurance proceeds available to repair such damage, Landlord may elect in its absolute discretion to either: (a) terminate this Lease or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue. If Landlord’s Estimated Restoration Period exceeds twelve (12) months from the date of Landlord’s receipt of the Casualty Notice, Tenant also shall have the right to terminate this Lease by giving Landlord written notice of such termination within ten (10) Business Days after Landlord’s delivery to Tenant of notice of the Landlord’s Estimated Restoration Period (time being of the essence). If Landlord restores the Premises under this paragraph, then Landlord shall use commercially reasonable efforts to proceed toward completion of the restoration and (1) Tenant shall pay to Landlord. upon demand, Tenant’s Pro Rata Share of any applicable deductible amount specified under Landlord’s insurance and (2) notwithstanding anything to the contrary contained herein, Landlord shall not be required to repair or restore Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), or any or all furniture, fixtures, equipment, inventory, improvements or other property which was in or about the Premises at the time of the damage and was not owned by Landlord. In the case of damage to the Premises or the Building which is of a nature or extent that (a) such damage materially interferes with Tenant’s access to or use of a portion but not all of the Premises (such portion being referred to herein as the “Materially Affected Premises”), Base Rent and Additional Rent otherwise payable hereunder shall be abated by the percentage that the rentable area of the Materially Affected Premises bears to the total rentable area of the Premises, for the period beginning on the date of the Casualty Notice and ending on the earlier of (i) the date that Landlord has substantially completed its repairs to the Materially Affected Premises and (ii) the date that Tenant uses any portion of the Materially Affected Premises for the conduct of its business, or (b) such damage materially interferes with Tenant’s access to or use of the entire Premises, all Base Rent and Additional Rent otherwise payable hereunder shall be abated for the period beginning on the date of the Casualty Notice and ending on the earlier of (i) the date that landlord has substantially completed its repairs to the Premises and (ii) the date that Tenant uses any portion of the Premises for the conduct of its business. Except for the abatement of rent if and to the extent provided herein, Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period. If this Lease has not been terminated by Landlord or Tenant as provided above, the validity and effect of this Lease shall not be impaired in any way by the failure of Landlord to complete repairs and restoration of the Premises or the Building prior to the expiration of Landlord’s Estimated Restoration Period. Notwithstanding the foregoing, if the Premises have not been restored to the condition required by Landlord hereunder prior to the later of the expiration of Landlord’s Estimated Restoration Period or the date which is twelve (12) months after landlord’s receipt of the Casualty Notice (which date in each case shall be extended one day for each day of delay caused by any act or omission of Tenant and for events of Force Majeure as contemplated in Paragraph 6.8 hereof). then Tenant shall have the right to cancel this Lease upon not less than forty-five (45) , days prior written notice given to the Landlord within ten (10) Business Days after the expiration of such period (time being of the essence), provided such cancellation shall be void and this Lease shall continue in full force and effect in the event that substantial completion of the Premises is achieved within such forty-five (45) day period (which date shall be extended one day for each day of delay caused by any act or omission of Tenant and for events of Force Majeure as contemplated in Paragraph 6.8 hereof).

4.9.2 If the Building is damaged by fire, earthquake or other casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may in its absolute discretion and without limiting any other options available to landlord under this Lease or otherwise, elect to terminate this Lease by notice in writing to Tenant within forty (40) Business Days after the occurrence of such damage if Landlord is also terminating the leases of other tenants in the Building who are similarly situated to Tenant. Such notice shall be effective twenty (20) Business Days after receipt by Tenant unless a later date is set forth in Landlord’s notice.

4.9.3 Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness or if the insurance proceeds are otherwise inadequate to complete the repair of the damages to the Premises, the Building or both, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (1·5) Business Days after Landlord is notified of such requirement.

4.9.4 Notwithstanding the foregoing, if the Premises or the Building are wholly or partially damaged or destroyed within the final six (6) months of the Term, to such an extent that the cost of restoration would exceed fifty percent (50%) of the replacement cost of the Premises and/or the Building in its or their entirety at the time such damage or destruction occurs, Landlord may, at its option, elect to terminate this Lease upon written notice to Tenant within thirty (30) days following such damage or destruction. Further, notwithstanding the foregoing, if the Premises are wholly or partially damaged or destroyed within the final six (6) months of the Lease Term to such an extent that the cost of restoration would exceed fifty percent (50%) of the replacement cost of the Premises in its entirety at the time such damage or destruction occurs and Landlord estimates that less than three (3) months will remain in the Lease Term on the date by which Landlord estimates completion of its restoration work, then Tenant also may terminate this Lease upon written notice to Landlord within thirty (30) days following such damage or destruction.

4.10 Condemnation. If all of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent,

Additional Rent and other sums payable under this Lease shall be paid to that date. In case of taking ·Of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises. then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Additional Rent and all other sums payable under this Lease shall not be abated but Tenant’s Pro Rata Share may be redetermined as equitable under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord.

4.11 Parking. Tenant shall have the nonexclusive privilege to use parking spaces on the Land in common with other tenants of Landlord, but only in areas reasonably designated by Landlord and only on a first-come-first-served basis. Tenant’s parking privileges shall be subject to the reasonable rules and regulations relating to parking adopted by Landlord from time to time and delivered to Tenant in writing. Landlord shall have the right to grant designated, reserved parking stalls to other tenants in the Building, provided that if Landlord grants reserved parking stalls to another tenant of the Building, then Landlord shall offer a pro rata number (based upon the relative number of rentable square feet of the Building leased by Tenant and such other party) of designated, reserved parking stalls to Tenant on the same terms and conditions as offered to such other tenant(s) of the Building. In no event shall the number of parking stalls used by Tenant and Tenant’s Agents exceed the number of stalls allocated to Tenant in the definition of the Parking Ratio, provided, however, that nothing in this sentence shall be deemed to alter the first-come-first-served basis of parking as provided in this paragraph 4.11. Landlord makes no representations or warranties concerning the availability of parking for Tenant’s use at any time during the Term. Landlord shall have no obligation whatsoever to monitor or police the use of the parking or other common areas.

4.12 Indemnification.

4.12.1 Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims of third parties, to the extent arising out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any willful misconduct or negligent or unlawful act or omission of Tenant or Tenant’s Agents, or (c) any breach or default under this Lease by Tenant. The obligations of this paragraph shall be subject to the paragraph captioned “Waiver of Subrogation”.

4.12.2 Except as specified in the next sentence, neither Landlord nor Landlord’s Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant’s Agents, for (1) any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; (2) interruption in or interference with the use of the Premises or any equipment therein; (3) any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus or Telecommunication Facilities; (4) termination of this Lease by reason of damage to the Premises or Building; (5) fire, robbery, theft, vandalism, mysterious disappearance or a casualty of any kind or nature; (6) actions of any other tenant of the Building or of any other , person or entity; (7) inability to furnish any service required of Landlord as specified in this Lease; or (8) leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building. Landlord shall be responsible only for Claims arising solely out of the negligence or willful misconduct of Landlord in failing to repair or maintain the Building as required by this Lease after notice by Tenant as required by the paragraph captioned “Maintenance and Repair by Landlord”; but in no event shall Landlord’s responsibility extend to any interruption to Tenant’s business or any indirect or consequential losses suffered by Tenant or Tenant’s Agents or extend beyond Landlord’s responsibility as set forth in the paragraph entitled “Utilities” when that paragraph is applicable. Subject to the foregoing limitations and exclusions, Landlord shall indemnify, defend and hold harmless Tenant from and against any and all Claims of third parties, to the extent arising out of (a) any willful misconduct or negligent or unlawful act or omission of Landlord or Landlord’s Agents, or (b) any breach or default under this Lease by Landlord, but in no event shall Landlord’s responsibility under the foregoing clauses (a) or (b) extend to any interruption to Tenant’s business or any indirect or consequential losses. The obligations of this paragraph shall be subject to the paragraph captioned “Waiver of Subrogation”.

4.13 Tenant Insurance.

4.13.1 Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

(a) A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the paragraph captioned “Indemnification”, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Two Million Dollars ($2, 000, 000.00), which limit shall be reasonably increased during the Lease Term at Landlord’s request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which policy shall be payable on an “occurrence” rather than a “claims made” basis, and which policy names Landlord, Bentall Kennedy (U.S.) LP, the Manager and, at Landlord’s request, Landlord’s mortgage lender(s) and/or investment advisors, as additional insureds;

(b) A policy of extended property insurance (which is commonly called “all risk”) covering Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for one hundred percent (100%) of the then current replacement cost of such property;

(c) Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months;

(d) A policy of worker’s compensation insurance as required by applicable law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00); and

(e) A policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than One Minion Dollars ($1,000,000.00) per occurrence.

4.13.2 All insurance policies required under this paragraph shall be with companies reasonably approved by Landlord and each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days’ written notice to Landlord. Prior to the Commencement Date and from time to time thereafter, Tenant shall deliver to Landlord, Bentall Kennedy (U.S.) LP, the Manager, and, at Landlord’s request, any other parties hereunder required to be named as additional insureds, certificates evidencing the existence and amounts of all such policies.

4.13.3 If Tenant fails to acquire or maintain any insurance or provide any certificate required by this paragraph, Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand.

4.14 Landlord’s Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

4.14.1 A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than One Million Dollars ($1, 000, 000.00) per occurrence and Two Million Dollars ($2, 000, 000.00) in the aggregate, which policy shall be payable on an “occurrence” rather than a “claims made” basis;

4.14.2 A policy of extended property insurance (what is commonly called “all risk”) covering the Building and Landlord’s personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property; and

4.14.3 Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including but not limited to, property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate. Such policies may be “blanket” policies which cover other properties owned by Landlord.

4.15 Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant,

Landlord’s Agents or Tenant’s Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies. Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

4.16 Assignment and Subletting by Tenant.

4.16.1 Tenant shall not have the right to assign, transfer, mortgage or encumber this lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld or conditioned provided that no Event of Default exists. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease. Landlord’s acceptance of Base Rent, Additional Rent or any other sum from any assignee, sublessee, transferee, mortgagee or encumbrance holder shall not be deemed to be Landlord’s approval of any such conveyance. Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord may, at its option, collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease. No such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease. Landlord’s right of direct collection shall be in addition to and not in limitation of any other rights and remedies provided for in this Lease or at law. Tenant hereby assigns to Landlord all of such assignments and subleases and any rent, lease security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

4.16.2 In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant’s or assignee’s business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request. Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may request concerning the proposed subtenant or assignee, including recent financial statements certified as accurate and complete by a certified public accountant and by the president, managing partner or other appropriate officer of the proposed subtenant or assignee; (b) proof satisfactory to Landlord that the proposed subtenant or assignee will within a reasonable time occupy and thereafter use the entire Premises (or any sublet portion of the Premises) for the remainder of the lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this Lease; and (c) a copy of the proposed sublease or assignment or letter of intent. Tenant shall pay to Landlord, upon Landlord’s demand therefor, Landlord’s reasonable attorneys’ fees incurred in the review of such documentation and in documenting Landlord’s consent, plus an administrative fee of $500.00 as landlord’s fee for processing such proposed assignment or sublease. Receipt of such fees shall not obligate Landlord to approve the proposed assignment or sublease.

4.16.3 In determining whether to grant or withhold consent to a proposed assignment or sublease, landlord may consider, and weigh, any factor it deems relevant, in its sole and absolute discretion.

4.16.4 Within fifteen (15) Business Days after Landlord’s receipt of all required information to be supplied by Tenant pursuant to this paragraph, Landlord shall notify Tenant of Landlord’s approval, disapproval or conditional approval of any proposed assignment or subletting or of Landlord’s election to recapture as described below. Landlord shall have no obligation to respond unless and until all required information has been submitted. In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord a consent to assignment (or subletting) and assumption agreement in form and content satisfactory to landlord.

4.16.5 Any transfer, assignment or hypothecation of any of the stock or interest in Tenant, or the assets of Tenant, or any other transaction, merger, reorganization or event, however constituted which (a) results in fifty percent (50%), or more of such stock, interest or assets going into different ownership, or (b) is a subterfuge denying Landlord the benefits of this paragraph, shall be deemed to be an assignment within the meaning and provisions of this paragraph and shall be subject to the provisions of this paragraph.

4.16.6 If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease) (such amount being referred to herein as the “Gross Profit”), Tenant shall pay to Landlord fifty percent (50%) of the Net Profit. As used herein, the “Net Profit” means the Gross Profit less the reasonable and customary marketing and transaction expenses incurred by Tenant in making such assignment or sublease, including, without limitation, costs or allowances for leasehold improvements and leasing commissions, provided that, for purposes of calculating the Net Profit, such expenses shall be amortized over the term of the applicable assignment or sublease.

4.16.7 Landlord shall have the right to recapture the Premises or the applicable portion thereof (a “Recapture”) by giving written notice of such Recapture to Tenant within fifteen (15) Business Days after receipt of Tenant’s written request for Landlord’s consent to such proposed assignment or subletting. Tenant shall have no right to retract its request for Landlord’s consent to assign or sublease once such request has been made. Such Recapture shall terminate this Lease as to the applicable space effective on the prospective effective date of assignment or subletting, which shall be the last day of a calendar month and shall not be earlier than forty-five (45) Business Days after receipt of Tenant’s request hereunder. If less than the entire Premises are recaptured, this Lease shall remain in full force and effect with respect to that remaining area not recaptured by Landlord. Tenant shall surrender that portion of the Premises recaptured by Landlord in accordance with the terms and conditions of this Lease. Notwithstanding the first sentence of this subparagraph, Landlord shall have no right to Recapture the Premises or applicable portion thereof if Tenant’s proposed sublet together with any previous sublets encompass, in the aggregate, net rentable area of less than fifty percent (50%) of the total net rentable area of Premises and the terms of all such sublets expire at least six (6) months prior to the last day of the Lease Term (exclusive of any Option Period which has not been properly exercised as of the date of execution of any such sublet).

4.16.8 Notwithstanding anything to the contrary in this Lease, provided that all amounts due under this Lease have been paid in full and further provided that no Event of Default exists, upon not less than ten (10) Business Days advance written notice to Landlord but without Landlord’s consent, Tenant may assign this Lease or sublet all or any portion of the Premises to an Affiliate of the Tenant, provided (a) that Tenant has delivered to Landlord satisfactory evidence that the assignee or subtenant is an Affiliate of the Tenant, (b) Tenant reimburses Landlord on demand for all reasonable costs and expenses incurred by landlord in determining compliance with the terms of this subparagraph 4.16.8, including reasonable attorneys’ fees, and (c) such entity remains an Affiliate of Tenant subsequent to the date of such assignment and for the remainder of the Lease Term. In all events, Tenant shall remain liable for its obligations under this Lease despite any such transfer.

4.16.9 Notwithstanding anything to the contrary in this lease, provided that all amounts due under this Lease have been paid in full and further provided that no Event of Default exists, Tenant may, upon not less than ten (10) Business Days advance written notice to Landlord (or, if such advance notice is prohibited by law, promptly after such notice is permitted) but without Landlord’s consent, assign this lease in conjunction or connection with any merger, consolidation, corporate reorganization (other than pursuant to the bankruptcy laws), or the sale of all or substantially all of the assets of Tenant or the sale or other transfer of all or substantially all of the Tenant’s stock or other ownership interests (directly or indirectly), provided that the resulting or surviving corporation or transferee (as applicable) (a) assumes all of the liabilities and obligations of the Tenant under this Lease in a writing in form and substance reasonably satisfactory to Landlord, and (b) has a tangible net worth immediately following such transaction certified to landlord by an independent certified public accountant satisfactory to landlord equal to or greater than the tangible net worth of Tenant as of the date of this Lease or the date immediately prior to such transaction (whichever is greater), in each case as determined in accordance with GAAP. Tenant agrees (x) that it shall furnish to Landlord evidence of any such completed transfer within five (5) Business Days after the date of such transfer, (y) that Tenant shall remain liable for its obligations under this Lease, despite any such transfer, and (z) to reimburse Landlord on demand for all reasonable costs and expenses incurred by Landlord in determining compliance with the terms of this subparagraph 4.16.9, including reasonable attorneys’ fees.

4.17 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord’s Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this ease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability; provided that, as to the Lease Security Deposit and Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Lease Security Deposit or Prepaid Rent to its successor-in-interest.

4.18 Estoppel Certificates and Financial Statements. Tenant shall, from time to time, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: (a) the date this lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord; (3) this Lease represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant Improvements have been received; (5) on the date of execution, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with landlord (or, if so, the amount of such security); (8) it is intended that any Tenant’s statement may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest or an assignee of any such mortgagee; and (9) such other information as may be reasonably requested by Landlord. If Tenant fails to respond within ten (10) Business Days of its receipt of a written request by Landlord as provided in this paragraph, such shall be a breach of this Lease and Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee, provided, however, that a bona fide, good-faith dispute about the accuracy of the contents of the estoppel certificate prepared by Landlord shall not constitute non-delivery, provided that Tenant has certified those items that are not in dispute therein and Tenant certifies the details of such dispute in such estoppel certificate. In addition, Tenant shall, from time to time, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee then current financial statements (including a statement of operations and balance sheet and statement of cash flows) certified as accurate by Tenant’s chief financial officer (or, if available, by a certified public accountant) and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant. (iv) any successor entity to Tenant by merger or operation of law, and (v) any guarantor of this lease. Notwithstanding the foregoing, Landlord shall not request such financial statements more than twice in any twelve (12) month period unless an Event of Default exists or such request is made in connection with a sale, financing or refinancing contemplated by Landlord. All such financial statements shall be kept confidential by Landlord and shall only be disclosed on a confidential basis to actual and prospective purchasers of the Building and to actual and prospective investors, lenders, accountants, and other professional advisors of Landlord.

4.19 Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord’s lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that, such modifications do not increase the obligations of Tenant under this Lease or materially adversely affect Tenant’s rights under this Lease.

4.20 Hazardous Substances.

4.20.1 Neither Tenant, any of Tenant’s Agents nor any other person shall store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the

Premises. Tenant agrees that (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; and (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building. In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord’s discretion.

4.20.2 Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of any breach of any provision of this paragraph, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants’ fees. Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

4.20.3 As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in the first paragraph of the paragraph captioned “Hazardous Substances”.

4.21 Access Laws.

4.21.1 Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that the Land or Building is not in compliance with any Access Laws. If Tenant is responsible for such condition, situation, lien, action or notice under this paragraph, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

4.21.2 Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord’s responsibilities for compliance with Access Laws, without the prior approval of the Landlord. In connection with any such approval, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord. Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance. Landlord’s consent to any proposed Tenant Alteration shall (a) not relieve Tenant of its obligations or indemnities contained in this paragraph or this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.

4.21.3 Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of the Premises to comply with the Access Laws; and (b) bringing the Building and the common areas of the Building into compliance with Access laws, if and to the extent such noncompliance arises out of or relates to: (1) Tenant’s particular manner of use of the Premises, including the hiring of employees; (2) any Tenant Alterations to the Premises; or (3) any Tenant Improvements constructed in the Premises at the request of Tenant, regardless of whether such improvements are constructed prior to or after the Commencement Date.

4.21.4 Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Access Laws, unless such costs and expenses are Tenant’s responsibility as provided in the preceding subparagraph. Any cost or expense paid or incurred by Landlord to bring the Premises or common areas of the Building into compliance with Access Laws which is not Tenant’s responsibility under the preceding subparagraphs shall be amortized over the useful economic life of the improvements (not to exceed ten (10) years) with interest at the Prime Rate plus two (2) percentage points compounded daily, and shall be an Operating Cost for purposes of this Lease.

4.21.5 Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of or relating to any failure of Tenant or Tenant’s Agents to comply with Tenant’s obligations under this paragraph.

4.21.6 The provisions of this paragraph shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other paragraphs.

4.22 Quiet Enjoyment. Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord subject to the provisions of this Lease.

4.23 Signs.

4.23.1 Directory and Interior Sign. Tenant shall be permitted to have its entity name listed on the main directory sign for the Building situated in the main lobby of the Building. Tenant also shall be permitted to have one (1) entryway sign bearing Tenant’s name next to Tenant’s entryway into the Premises. Said sign shall be installed by Landlord at Landlord’s expense and shall be of a size, design and coloration, and in a location consistent with Landlord’s standard tenant entryway signage for the Building.

4.23.2 Exterior Building Sign.

(a) Notwithstanding anything to the contrary in the Rules and Regulations and subject to Tenant obtaining any and all necessary governmental approvals and the terms and conditions set forth herein, beginning on the date which is thirty (30) days prior to the Commencement Date and during such portion of the Lease Term that Acquia, Inc. (or a Permitted Transferee of all of Tenant’s rights under this Lease) itself continues to lease and actually use and occupy at least the greater of (a) seventeen thousand seven hundred twenty-seven (17, 727) rentable square feet of space in the Building under this Lease or (b) fifty percent (50%) of the Premises then leased by Tenant hereunder (the greater of the foregoing (a) and (b) is referred to herein as the “Minimum Occupancy Requirement”), Tenant shall have the exclusive right at Tenant’s sole cost and expense to install and maintain one (1) exterior sign (identifying Acquia. Inc. or the Permitted Transferee of all of Tenant’s rights under this Lease) on the Building façade in the location and of the size, colors, design, and specifications set forth in Exhibit H attached to this Lease (the “Exterior Sign”), provided that the installation and maintenance of such Exterior Sign complies with all Governmental Requirements and all matters of record. The installation of such Exterior Sign shall constitute a Tenant Alteration and, as such, shall be subject to all terms hereof applicable to Tenant Alterations including, without limitation, the paragraph entitled “Tenant’s Work Performance. If Exhibit H does not describe the exact size, colors, design, and specifications of such Exterior Sign, then the same shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, in no event shall Tenant be permitted to use any of the Tenant Improvement Allowance for any costs related to the Exterior Sign, including, without limitation, the cost of designing, fabricating, installing, maintaining or removing the Exterior Sign. If, at any time during the Lease Term, Acquia, Inc. (or a Permitted Transferee of all of Tenant’s rights under this Lease) ceases to satisfy the Minimum Occupancy Requirement and/or an Event of Default occurs, Landlord in its sole discretion may terminate Tenant’s right to maintain the Exterior Sign and may require Tenant to permanently remove the Exterior Sign.

(b) Prior to installation of the Exterior Sign, Tenant shall obtain any and all necessary permits and approvals required by applicable Governmental Requirements. At Tenant’s request and at Tenant’s sole cost and expense, Landlord shall cooperate with and assist Tenant in any reasonable way Tenant from time to time may request in connection with its efforts to obtain such permits and approvals, and Tenant shall reimburse Landlord on demand for any reasonable expenses incurred by Landlord in connection therewith. Thereafter, Tenant shall at all times maintain all necessary permits and approvals required by the applicable Governmental Requirements in effect from time to time. Any and all costs in connection with the permitting, fabrication, installation and maintenance of the Exterior Sign shall be borne by Tenant. Tenant agrees to maintain the Exterior Sign in good condition at all times. Upon vacation of the Premises on the expiration or earlier termination of this Lease or at such earlier time as Tenant is no longer permitted to maintain the Exterior Sign, Tenant shall be responsible, at its sole cost, for the removal of the Exterior Sign and the repair, painting and/or replacement of the structure to which the Exterior Sign is attached. If Tenant fails to perform such work, Landlord may cause the same to be performed, and the reasonable cost thereof shall be Additional Rent immediately due and payable upon rendition of a bill therefor.

4.23.3 Monument Sign. Notwithstanding anything to the contrary in the Rules and Regulations and subject to Tenant obtaining any and all necessary governmental approvals and the terms and conditions set forth herein, beginning on the date which is thirty (30) days prior to the Commencement Date and during such portion of the Lease Term that Acquia, Inc. (or a Permitted Transferee of all of Tenant’s rights under this Lease) itself continues to lease and actually use and occupy sufficient space in the Building under this Lease to satisfy the Minimum Occupancy Requirement, Tenant shall have the non-exclusive right at Tenant’s sole cost and expense to install and maintain a panel (identifying Acquia, Inc. or such Permitted Transferee) on the Monument Sign, the size, location, colors, design, and specifications of which panel (the “Monument Sign Panel”) shall be subject to Landlord’s prior written approval. Such approval by Landlord shall be in landlord’s discretion with respect to the location and size of the Monument Sign Panel on the Monument Sign, but shall not be unreasonably withheld as to the colors, design, and specifications thereof. Landlord shall have the right to grant other tenants of the Park the right to maintain identification panels on the Monument Sign. Prior to installation of its Monument Sign Panel, Tenant shall obtain any and all necessary permits and approvals required by applicable Governmental Requirements and Restrictions. Thereafter, Tenant shall at all times maintain all necessary permits and approvals required by applicable Governmental Requirements and Restrictions in effect from time to time. Any and all costs in connection with the permitting, fabrication, installation and maintenance of the Tenant’s Monument Sign Panel shall be borne by Tenant. Tenant agrees to maintain its Monument Sign Panel in good condition at all times. Upon vacation of the Premises on the expiration or earlier termination of this Lease or at such earlier time as Tenant is no longer permitted to maintain its Monument Sign Panel on the Monument Sign, Tenant shall be responsible, at its sole cost, for the removal of such Monument Sign Panel and for the repair of any damage to the Monument Sign caused by such removal. If Tenant fails to perform such work, Landlord may cause the same to be performed and the reasonable cost thereof shall be Additional Rent immediately due and payable upon rendition of a bill therefor. Notwithstanding the foregoing or anything herein to the contrary, if, at any time during the Lease Term, Acquia, Inc. (or a Permitted Transferee of all of Tenant’s rights under this Lease) ceases to satisfy the Minimum Occupancy Requirement and/or an Event of Default occurs, Landlord in its sole discretion may terminate Tenant’s right to maintain the Monument Sign Panel and may require Tenant to permanently remove the Monument Sign Panel.

4.24 Subordination.

4.24.1 Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or vendor’s lien, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this lease. Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument to this Lease or to execute a non-disturbance agreement in favor of Tenant on the standard form utilized by such lender or ground lessor. At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any instrument or subordination agreement that Landlord or such holder may request. Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

4.24.2 If at any time during the Lease Term the Building is encumbered by a mortgage, then upon Tenant’s written request, Landlord shall use commercially reasonable efforts to obtain for Tenant, at no cost to Landlord, a subordination, non-disturbance and attornment agreement from the holder of such mortgage, in the standard form customarily employed by such holder. provided that Landlord shall have no liability to Tenant, and the effectiveness of this Lease and the subordination of this Lease to any mortgage shall not be affected, in the event that it is unable to obtain any such agreement. Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for Landlord’s out-of-pocket costs, including fees charged by the holder(s) of any mortgage(s) and its or their counsel and other reasonable attorney’s fees and disbursements, incurred in connection with such efforts.

4.25 Workers Compensation Immunity. If and to the extent that Tenant is obligated to indemnify, defend or hold harmless Landlord or Landlord’s Agents from any Claims arising from its use of the Premises or any act or failure to act by Tenant or Tenant’s Agents or otherwise, Tenant expressly waives, to and in favor of Landlord and Landlord’s Agents, its statutory workers compensation act employers immunity relative to any injury to an employee or employees of Tenant.

4.26 Brokers. Each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Lease. Landlord shall be responsible for paying any commission or fee owed to Landlord’s broker, CB Richard Ellis-N.E. Partners, LP, in connection with this Lease and CB Richard Ellis-N.E. Partners, LP shall be responsible for the payment of any commission or fee owed to CB Richard Ellis-N.E. Partners, LP in its capacity as Tenant’s broker in connection with this Lease pursuant to a written agreement between the CB Richard Ellis-N.E. Partners, LP brokers.

4.27 Limitation on Recourse.

4.27.1 Landlord has executed this Lease by its authorized representative signing solely in a representative capacity. Notwithstanding anything contained in this Lease to the contrary, Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of the Landlord’s authorized representative or for the purpose of binding such authorized representative personally, but solely in the exercise of the representative powers conferred upon such authorized representative by their principal. Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Building and, to the extent arising from and after the date of any final judgment against Landlord that is no longer subject to appeal, the rents, profits and proceeds thereof. Neither Landlord nor any of Landlord’s Agents shall have any personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Further, in no event whatsoever shall any Landlord’s Agent have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

4.27.2 None of Tenant’s officers or directors shall have any personal liability under this Lease, provided that the foregoing shall in no way limit the liability of Tenant hereunder.

4.28 Mechanic’s Liens and Tenant’s Personal property Taxes.

4.28.1 Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall immediately pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims. Tenant agrees to give Landlord immediate written notice of any such Claim.

4.28.2 Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay them or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, upon demand by Landlord.

4.29 Intentionally Omitted.

4.30 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. Tenant waives all rights (i) to any abatement, suspension, deferment, reduction or deduction of or from Rent except to the extent otherwise expressly set forth herein, and (ii)

to quit, terminate or surrender this Lease or the Premises or any part thereof, except as expressly provided herein. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS.708 (2002). SUCH WAIVER AND ACKNOWLEDGEMENTS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

4.31 Occupancy. Prior to the expiration or earlier termination of the Lease Term, Tenant shall not vacate the Premises without providing Landlord with at least thirty (30) days advance notice. Tenant’s furnishing of such notice shall not relieve Tenant of any of its obligations under this Lease. Without limiting any of such obligations, Tenant shall inspect the Premises no less than once each month during the remainder of the Lease Term to ensure that the Premises are in good order and condition.

SECTION 5: DEFAULT AND REMEDIES

5.1 Events of Default.

5.1.1 The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):

(a) abandonment of all or any portion of the Premises;

(b) failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within three (3) Business Days after its due date;

(c) failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of fifteen (15) days after written notice from Landlord, provided, however. if cure is not reasonably capable of being completed within such time period, Tenant shall have such additional reasonable time (not to exceed an additional sixty (60) days) as is required to cure such default as long as Tenant promptly commences such cure within said fifteen (15) day period and thereafter diligently pursues such cure to completion;

(d) the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease;

(e) (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within thirty (30) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed within thirty (30) Business Days; or (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or

(f) any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made.

(g) the failure of the Tenant to deliver the Letter of Credit within the time period specified in the paragraph captioned “Lease Security”.

5.1.2 Intentionally Omitted.

5.1.3 If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

5.2 Remedies. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this paragraph, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this paragraph.

5.2.1 Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

(a) the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination;

(b) interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(c) the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental Joss, if any, as Tenant affirmatively proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

(d) the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the Prime Rate at the time of award; plus

(e) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

(f) all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

5.2.2 Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

5.2.3 Intentionally Omitted.

5.2.4 If Tenant abandons or surrenders the Premises without Landlord’s consent, or if Landlord re-enters the Premises as provided in subparagraph 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 5.2.6.

5.2.5 None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: (a) an act by Landlord to maintain or preserve the Premises; (b) any efforts by Landlord to relet the Premises; (c) any repairs or alterations made by Landlord to the Premises; (d) re-entry, repossession or reletting of the Premises by Landlord pursuant to this paragraph; or (e) the appointment of a receiver, upon the initiative of Landlord, to protect Landlord’s interest under this Lease. If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this lease by written notice to Tenant.

5.2.6 If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: first, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any cost of reletting (including finders’ fees and leasing commissions); third, to the payment of the cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease. Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant. Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

5.2.7 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

5.3 Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent. required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for fifteen (15) days after notice of such failure by Landlord, or such shorter time if reasonable under the circumstances, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this paragraph as in the case of default by Tenant in the payment of Base Rent.

5.4 Landlord’s Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within twenty (20) Business Days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than twenty (20) Business Days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such twenty (20) Business Day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder shall be construed as covenants, not conditions. In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedy shall be either an action for specific performance or an action for actual damages. Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligation, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or withhold Rent on account of any landlord default.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1 Notices. Any notice, request, approval, consent or written communication required or permitted to be delivered under this Lease shall be: (a) in writing: (b) transmitted by personal delivery, express or courier service, United States Postal Service in the manner described below, or electronic means of transmitting written material; and (c) deemed to be delivered on the earlier of the date received or four (4) Business Days after having been deposited in the United States Postal Service, postage prepaid. Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other address(es) as they may, after the execution date of this lease, specify by written notice delivered in accordance with this paragraph, with copies to the persons at the addresses, if any, designated opposite each party’s signature. Those notices which contain a notice of breach or default or a demand for performance may be sent by any of the methods described in clause (b) above, but if transmitted by personal delivery or electronic means, shall also be sent concurrently by certified or registered mail, return receipt requested.

6.2 Attorney’s Fees and Expenses. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the non-breaching party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal.

6.3 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at law.

6.4 Successors; Joint and Several Liability. Except as provided in the paragraph captioned “Limitation on Recourse” and subject to the paragraph captioned “Assignment and Subletting by Landlord”, all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. In the event that more than one person, partnership, company, corporation or other entity is included in the term “Tenant”, then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.5 Choice of Law. This Lease shall be construed and governed by the laws of the state in which the Land is located. Tenant consents to Landlord’s choice of venue for any legal proceeding brought by Landlord or Tenant to enforce the terms of this Lease.

6.6 No Waiver of Remedies. The waiver by Landlord or Tenant of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of Landlord or Tenant to insist on the strict performance by Tenant or Landlord (as applicable) of all of the covenants and conditions of this Lease. No act or thing done by Landlord or Landlord’s Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. The mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver. Any waiver by Landlord must be in writing and signed by Landlord to be effective.

6.7 Offer to Lease. The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

6.8 Force Majeure. Except as to the obligation of Tenant to pay Base Rent, Additional Rent or other charges hereunder, in the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor. failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others. including Tenant or Landlord (as applicable), or other reasons of a similar or dissimilar nature beyond a party’s reasonable control (“Force Majeure”) not solely the fault of, or under the exclusive control of, the non-performing party, then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay. In no event shall the payment of money be excused by reason of Force Majeure.

6.9 Landlord’s Consent. Unless otherwise provided in this Lease, whenever Landlord’s consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord’s judgment or discretion exercised in good faith and shall be delivered in writing.

6.10 Severability; Captions. If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision and similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

6.11 Interpretation. Whenever a provision of this Lease uses the term (a) “include” or “including”, that term shall not be limiting but shall be construed as illustrative, (b) “covenant”, that term shall include any covenant, agreement, term or provision. (c) “at law’, that term shall mean as specified in any applicable statute, ordinance or regulation having the force of law or as determined at law or in equity, or both, and (d) “day”, that uncapitalized word shall mean a calendar day This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.12 Incorporation of Prior Agreement; Amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.13 Authority.

6.13.1 If Tenant is a partnership, company, corporation or other entity, Tenant represents and warrants to Landlord that Tenant is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease by Tenant have been given, granted or obtained. If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) Business Days after demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

6.13.2 Landlord represents and warrants to Tenant that Landlord is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease by Landlord have been given, granted or obtained.

6.14 Time of Essence. Time is of the essence with respect to the performance of every covenant and condition of this Lease.

6.15 Survival of Obligations. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated. Such obligations shall include any and all indemnity obligations set forth in this Lease.

6.16 Consent to Service. Tenant irrevocably consents to the service of process of any action or proceeding at the address of the Premises. Nothing in this paragraph shall affect the right to serve process in any other manner permitted by law

6.17 Landlord’s Authorized Agents. Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord’s Agents, only officers of Landlord, are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner. Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease, to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.

6.18 Waiver of Jury Trial. Landlord and Tenant irrevocably waive the respective rights to trial by jury in any action, proceeding or counterclaim brought by either against the other (whether in contract or tort) on any matter arising out of or relating in any way to this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.

6.19 Specially Designated National or Blocked Person. Tenant hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224. Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the Specially Designated Nationals (SDN) List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of Executive Order 13224 are published under the Internet address www ustreas.gov/offices/enforcement/ofac. Tenant covenants and agrees to deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with this paragraph 6.19.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.

Designated Address for Landlord:

MEPT Burlington, LLC

c/o Bentall Kennedy (U.S.) LP

Attention: Executive Vice President - Asset Management

12.15 Fourth Ave., Suite 2400

Seattle, WA 98161

Facsimile (206) 682-4769

with copies to:

MEPT Burlington, LLC

c/o Bentall Kennedy (U.S.) LP

Attn: Senior Vice President - Asset Management

7315 Wisconsin Avenue, Suite 350 West

Bethesda, MD 20814

Facsimile: (301) 656-9339

and

MEPT Burlington. LLC

c/o New Tower Trust Company

Attn: President/MEPT

or Patrick 0. Mayberry

Three Bethesda Metro Center

Suite 1600

Bethesda, MD 20814

Facsimile: (240) 235-9961

with a copy to Manager at:

CB Richard Ellis — N.E. Partners, LP

25 Corporate Drive

Burlington, Massachusetts 01803

Facsimile: (781) 272-6226

LANDLORD:

MEPT Burlington, LLC, a Delaware limited liability company

By:	MEPT Edgemoor REIT, LLC, its Manager

	By:	Bentall Kennedy (U.S.) LP, its Authorized Signatory

		By:	Bentall Kennedy (U.S.) G.P. LLC, its
General Partner

			By:	/s/ Jeanette R. Flory
			Name:	Jeanette R. Flory
			Its:	Senior Vice President 6/15/11

Designated Address for Tenant:

Prior to the Commencement Date:

Acquia, Inc.
150 Presidential Way, Suite 310
Woburn, MA 01801
Attention: Michael Kerr, CFO

Facsimile:	781 935 9113

From and After the Commencement Date

Acquia, Inc.
25 Corporate Drive, Suite 400
Burlington, M.A 01803
Attention: Michael Kerr, CFO

Facsimile:	781 935 9113

TENANT:

Acquia Inc., a Delaware corporation

By:	/s/ Thomas Erickson
Name:	Thomas Erickson
Its:	CEO

With a copy in either instance to:

Langer & McLaughlin, LLP

855 Boylston Street, 6th Floor

Boston, MA 02116

Attention: Douglas McLaughlin, Esq.

Fax: 617-536-9040

LANDLORD ACKNOWLEDGEMENT

)
) ss.
)

On this 15th day of June, 2011, before me personally appeared Jeanette R. Flory, to me known to be a SVP of Bentall Kennedy (U.S.) G.P. LLC, a Washington limited liability company, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company as General Partner of Bentall Kennedy (U.S.) LP, as aforesaid, for the uses and purposes therein mentioned, and on oath stated that she (he or she) was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seat the day and year first above written.

/s/ Norman Hawkins
Name:	Norman Hawkins
NOTARY PUBLIC in and for the State of Maryland residing at Washington, DC. My appointment expires: August 24, 2014.

[NOTARIAL SEAL]

TENANT ACKNOWLEDGEMENT

)
) ss.
)

On this 8th day of June, 2011, before me, a Notary Public in and for the of Thomas Erickson, personally appeared to me the CEO of Acquia, Inc., the Delaware corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that s/he/they was/were authorized to execute said instrument

WITNESS my hand and official sea hereto affixed the day and year first as above written.

/s/ Sharon Darwin
Name:	Sharon Darwin
NOTARY PUBLIC in and for the State of MA, residing at Haverhill, MA. My appointment expires: 11/24/17.

[NOTARIAL SEAL]

EXHIBIT A to Lease

Intentionally Omitted

Exhibit B

“Plan of Subleased Premises”

EXHIBIT B to Lease

DRAWING SHOWING LOCATION

PREMISES

Exhibit C

FURNITURE

Exhibit A: Furniture & Equipment List

New Subtenant will take ownership or use of the following furniture and Equipment now located at 25 Corporate Drive, 4th Floor premises;

•	all office furniture (including, freestanding desk and chairs, whiteboards, side chairs, casual sitting furniture, all furniture in the round phone rooms, all conference room tables, chairs and credenzas and any “mounted” TVs and projectors, all installed or connected video conference equipment, (excluding MacMini & Google Chrome Devices)

•	all lobby furniture, reception desk, chairs, all mobile/wheeled desks and chairs behind the reception area, all small break room appliances (refrigerator, microwave, dishwashers)

•	all racks and patch panels in the Corp IT telco/data room, the Corp IT 1⁄2 rack mounted to wall and associated patch panels in copy area

•	the Physical security card access system and cards used to secure the Acquia office (ties into building security system)

•	all kitchen appliances in large cafe/kitchen area including standard refrigerator, coffee makers, 2 x sliding door refrigerators for beverages, etc.) – converted to Everbridge responsibility lease or otherwise (if possible)

•	the transfer of lease options on any leased equipment and services (but please provide an itemized list of all primer and copiers you wish to leave) — If possible

•	all kitchen area tables, chairs couches, TVs mounted to walls

•	all training room 1⁄2 rack and audio/visual system in training room, control panel, microphones, etc.

•	all training room tables and chairs

•	Excludes telephone system (handsets, control box, conference room telephones)